Filed Pursuant to Rule 424(b)(5)

Registration Number 333-255446-02

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

May      , 2022

(To Prospectus dated April 22, 2021)

$

Public Service Company of Colorado

$        ,    % First Mortgage Bonds, Series No. 38 due

$        ,    % First Mortgage Bonds, Series No. 39 due

This is an offering of $          of     % First Mortgage Bonds, Series No. 38 due          (the “                 First Mortgage Bonds”) and $         of     % First Mortgage Bonds, Series No. 39 due          (the “                 First Mortgage Bonds” and together with the                  First Mortgage Bonds, the “first mortgage bonds”) to be issued by Public Service Company of Colorado, a Colorado corporation. We will pay interest on the                  First Mortgage Bonds on             and              of each year, commencing on             , 2022. The                  First Mortgage Bonds will mature on             ,        . We will pay interest on the                First Mortgage Bonds on                    and                    of each year, commencing on             , 2022. The                First Mortgage Bonds will mature on            ,        . The first mortgage bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may redeem either series of the first mortgage bonds at any time, in whole or in part, at the respective redemption prices described in this prospectus supplement.

Each series of the first mortgage bonds will constitute a new issue of securities with no established trading market. We do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system. Please read the information provided under the caption “Supplemental Description of the First Mortgage Bonds” in this prospectus supplement and under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus for a more detailed description of the first mortgage bonds.

The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds from time to time outstanding.

Investing in the first mortgage bonds involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to the Public (1)		Underwriting Discount		Proceeds to Us (2)
Per % First Mortgage Bond, Series No. 38 due		%		%		%
Total	$		$		$
Per % First Mortgage Bond, Series No. 39 due		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from May , 2022.
(2)	Before deduction of expenses payable by us estimated at $1,955,000 in the aggregate.

The underwriters are offering the first mortgage bonds subject to various conditions. The underwriters expect to deliver the first mortgage bonds in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, on or about May     , 2022.

Joint Book-Running Managers

CIBC Capital Markets	Goldman Sachs & Co. LLC	J.P. Morgan

Mizuho Securities	PNC Capital Markets LLC

Scotiabank Co-Managers

Loop Capital Markets		Penserra Securities LLC

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the first mortgage bonds we are offering in this prospectus supplement. The second part, the accompanying base shelf prospectus, gives more general information, some of which may not apply to the first mortgage bonds we are offering in this prospectus supplement. The accompanying base shelf prospectus dated April 22, 2021 is referred to as the “accompanying prospectus” in this prospectus supplement.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information and, if given, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of those documents.

If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is expected that delivery of the first mortgage bonds will be made against payment for the first mortgage bonds on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). You should be advised that trading of the first mortgage bonds may be affected by the T+5 settlement. See “Underwriting” in this prospectus supplement.

Prospectus Supplement

Prospectus

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would,” and similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•

uncertainty around the impacts and duration of the COVID-19 pandemic, including potential workforce impacts resulting from vaccination requirements, quarantine policies or government restrictions, and sales volatility;

•	operational safety;

•	successful long-term operational planning;

•	commodity risks associated with energy markets and production;

•	rising energy prices and fuel costs;

•	qualified employee work force and third-party contractor factors;

•	violations of our Code of Conduct;

•	ability to recover costs;

•	changes in regulation;

•	reductions in our credit ratings and the cost of maintaining certain contractual relationships;

•

general economic conditions, including inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or our ability to obtain financing on favorable terms;

•	availability or cost of capital;

•	our customers’ and counterparties’ ability to pay their debts to us;

•	assumptions and costs relating to funding our employee benefit plans and health care benefits;

•	tax laws;

•	effects of geopolitical events, including war and acts of terrorism;

•	cyber security threats and data security breaches;

•	seasonal weather patterns;

•	changes in environmental laws and regulations;

•	climate change and other weather;

•	natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes;

•	costs of potential regulatory penalties;

•	regulatory changes and/or limitations related to the use of natural gas as an energy source; and

•	other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, and in other documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents as described in the accompanying prospectus under the captions “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the first mortgage bonds offered by this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption “Incorporation of Certain Documents by Reference” in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the “Company,” “we,” “us” and “our” refer to Public Service Company of Colorado, a Colorado corporation.

The Company

We were incorporated in 1924 under the laws of the State of Colorado. We are an operating utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in Colorado. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas. At December 31, 2021, we provided electric utility service to approximately 1.5 million customers and natural gas utility service to approximately 1.5 million customers.

We are a wholly owned subsidiary of Xcel Energy Inc., a Minnesota corporation (“Xcel Energy”). Among Xcel Energy’s other subsidiaries are Northern States Power Company, a Minnesota corporation, Southwestern Public Service Company, a New Mexico corporation, and Northern States Power Company, a Wisconsin corporation. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. All of the members of our board of directors and many of our executive officers also are executive officers of Xcel Energy.

Our principal executive offices are located at 1800 Larimer Street, Suite 1100, Denver, Colorado 80202 and our telephone number is (303) 571-7511.

The Offering

The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including the information under the caption “Supplemental Description of the First Mortgage Bonds,” the accompanying prospectus, including the information under the caption “Description of the First Mortgage Bonds,” and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Public Service Company of Colorado.

Securities Offered	$ principal amount of % First Mortgage Bonds, Series No. 38 due , or the “ First Mortgage Bonds.”

$ principal amount of % First Mortgage Bonds, Series No. 39 due , or the “ First Mortgage Bonds,” and together with the First Mortgage Bonds, the “first mortgage bonds.”

Maturity	, for the First Mortgage Bonds.

, for the First Mortgage Bonds.

Interest Rate	% per year for the First Mortgage Bonds.

% per year for the First Mortgage Bonds.

Interest Payment Dates	and of each year, beginning on , 2022 for the First Mortgage Bonds.

and of each year, beginning on , 2022 for the First Mortgage Bonds.

Ranking	Each series of the first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first mortgage bonds and any first mortgage bonds hereafter issued under the Indenture, dated as of October 1, 1993, as supplemented (the “Mortgage Indenture”), between us and U.S. Bank Trust Company, National Association, as successor trustee (the “Mortgage Trustee”). As of March 31, 2022, there were 18 series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $6.55 billion.

Collateral	The first mortgage bonds are secured by a first mortgage lien on substantially all of our electric utility properties, subject to limited exceptions.

Optional Redemption

Prior to                ,                (                 months prior to the maturity date of the                First Mortgage Bonds) (the “                Par Call Date”), we may redeem the                First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the First Mortgage Bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein under the caption “Supplemental Description of the First Mortgage Bonds— Optional Redemption”) applicable to the First Mortgage Bonds plus basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to , ( months prior to the maturity date of the First Mortgage Bonds) (the “ Par Call Date”), we may redeem the First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the First Mortgage Bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein under the caption “Supplemental Description of the First Mortgage Bonds— Optional Redemption”) applicable to the First Mortgage Bonds plus basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem, in whole or in part, one series of the first mortgage bonds offered hereby without redeeming the other series.

See “Supplemental Description of the First Mortgage Bonds —Optional Redemption” in this prospectus supplement.

Sinking Fund	None.

Use of Proceeds	We intend to use the aggregate net proceeds from the sale of the first mortgage bonds to repay short-term borrowings, to help fund the repayment or redemption of our outstanding long-term debt, including $300 million aggregate principal amount of our 2.25% First Mortgage Bonds, Series No. 23 due 2022 (the “2.25% First Mortgage Bonds”), and for other general corporate purposes. Until the net proceeds from the sale of the first mortgage bonds have been used, we may invest them temporarily in interest bearing obligations, including investments in our utility money pool. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	Certain of the underwriters or their affiliates may hold a portion of our outstanding commercial paper or some of the 2.25% First Mortgage Bonds that we intend to repay or redeem using the aggregate net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive 5% or more of the aggregate net proceeds of this offering. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the first mortgage bonds in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). See “Underwriting—Conflicts of Interest” in this prospectus supplement.

Trustee	U.S. Bank Trust Company, National Association.

RISK FACTORS

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as modified by our other SEC filings filed after such annual report and the information under the caption “Critical Accounting Policies” in this prospectus supplement, before purchasing the first mortgage bonds offered by this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in the first mortgage bonds. If any of the events described therein or set forth below occur, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first mortgage bonds, and this could result in your losing all or part of your investment.

Risks Related to the First Mortgage Bonds

Any lowering of the credit ratings on the first mortgage bonds would likely reduce their value.

As described under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, our credit ratings could be lowered or withdrawn entirely by a rating agency in the future. Any lowering of the credit ratings on our first mortgage bonds would likely reduce the value of the first mortgage bonds offered by this prospectus supplement.

The first mortgage bonds offered by this prospectus supplement have no prior public market, and we cannot assure you that any public market will develop or be sustained after the offering.

Although the first mortgage bonds offered by this prospectus supplement generally may be resold or otherwise transferred by holders who are not our affiliates, each series of the first mortgage bonds will constitute a new issue of securities without an established trading market. We have been advised by the underwriters that they may make a market in either or both series of the first mortgage bonds, but they have no obligation to do so and may discontinue market making at any time for either or both series of the first mortgage bonds without providing notice. There can be no assurance that a market for either or both series of the first mortgage bonds will develop or, if it does develop, that it will continue. If an active public market does not develop, the market prices and liquidity of the first mortgage bonds may be adversely affected. Furthermore, we do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system.

USE OF PROCEEDS

We estimate that the aggregate net proceeds from the sale of the first mortgage bonds, less the underwriting discount and other offering expenses payable by us, will be approximately $        . We intend to use the aggregate net proceeds from the sale of the first mortgage bonds to repay short-term borrowings, to help fund the repayment or redemption of our outstanding long-term debt, including $300 million aggregate principal amount of the 2.25% First Mortgage Bonds, and for other general corporate purposes. Until the net proceeds from the sale of the first mortgage bonds have been used, we may invest them temporarily in interest bearing obligations, including investments in our utility money pool. As of March 31, 2022, we had approximately $5 million of commercial paper outstanding at a weighted average interest rate of 0.60% and approximately $38 million of utility money pool borrowings at a weighted average interest rate of 0.19%.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020, and 2019, has been derived from our audited consolidated financial statements and the related notes. The selected consolidated financial data as of March 31, 2022 and for the three months ended March 31, 2022 and 2021 has been derived from our unaudited consolidated financial statements and the related notes. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited consolidated financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December  31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Three months ended March 31,		Year ended December 31,
	2022	2021	2021	2020	2019
	(unaudited)
	(Millions of Dollars)
Consolidated Statements of Income Data:
Operating revenues	$1,423	$1,161	$4,815	$4,183	$4,237
Operating expenses	1,186	932	3,920	3,360	3,380

Operating income	237	229	895	823	857

Other income, net	6	7	32	34	25
Interest charges and financing costs	58	58	234	224	224
Income tax expense	9	11	33	45	80

Net income	$176	$167	$660	$588	$578

	March 31,	December 31,
	2022	2021	2020
	(unaudited)
	(Millions of Dollars)
Consolidated Balance Sheet Data:
Current assets	$1,428	$1,503	$1,089
Property, plant and equipment, net	18,641	18,444	17,470
Other assets	1,978	1,975	1,806

Total assets	$22,047	$21,922	$20,365

Current portion of long-term debt	$550	$300	$—
Borrowings under utility money pool arrangement	38	—	57
Short-term debt	5	147	136
Other current liabilities	1,430	1,332	1,235

Total current liabilities	2,023	1,779	1,428

Deferred credits and other liabilities	5,534	5,532	5,621
Long-term debt	5,919	6,167	5,724
Common stockholder’s equity	8,571	8,444	7,592

Total liabilities and stockholder’s equity	$22,047	$21,922	$20,365

CRITICAL ACCOUNTING POLICIES

You should consider the financial data and other information contained in our audited and unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in our Annual Report on Form 10-K for the year ended December  31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the first mortgage bonds.

Preparation of the consolidated financial statements requires the application of accounting rules and guidance, as well as the use of estimates. Application of these policies involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments could materially impact the consolidated financial statements, based on varying assumptions. In addition, the financial and operating environment also may have a significant effect on the operation of the business and results reported.

Accounting policies and estimates that are most significant to our results of operations, financial condition, or cash flows, and require management’s most difficult, subjective or complex judgments are outlined below. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Each critical accounting policy has been reviewed and discussed with the Audit Committee of Xcel Energy’s Board of Directors on a quarterly basis.

Regulatory Accounting

We are subject to the accounting for Regulated Operations, which provides that rate-regulated entities report assets and liabilities consistent with the recovery of those incurred costs in rates, if it is probable that such rates will be charged and collected. Our rates are derived through the ratemaking process, which results in the recording of regulatory assets and liabilities based on the probability of future cash flows.

Regulatory assets generally represent incurred or accrued costs that have been deferred because future recovery from customers is probable. Regulatory liabilities generally represent amounts that are expected to be refunded to customers in future rates or amounts collected in current rates for future costs. In other businesses or industries, regulatory assets and regulatory liabilities would generally be charged to net income or other comprehensive income.

Each reporting period we assess the probability of future recoveries and obligations associated with regulatory assets and liabilities. Factors such as the current regulatory environment, recently issued rate orders and historical precedents are considered. Decisions made by regulatory agencies can directly impact the amount and timing of cost recovery as well as the rate of return on invested capital, and may materially impact our results of operations, financial condition or cash flows.

As of March 31, 2022 and December 31, 2021, we had regulatory assets of $1.68 billion and $1.65 billion, respectively, and regulatory liabilities of $2.57 billion and $2.49 billion, respectively. We are subject to regulation that varies from jurisdiction to jurisdiction. If future recovery of costs in any such jurisdiction is no longer probable, we would be required to charge these assets to current net income or other comprehensive income. At December 31, 2021, in assessing the probability of recovery of recognized regulatory assets, unless otherwise disclosed, we noted no current or anticipated proposals or changes in the regulatory environment that we expect will materially impact the recovery of the assets.

Income Tax Accruals

Judgment, uncertainty and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of the effective tax rate.

Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and our future effective tax rate. Effective tax rate calculations are revised every quarter based on best available year-end tax assumptions, adjusted in the following year after returns are filed. Tax accrual estimates are trued-up to the actual amounts claimed on the tax returns and further adjusted after examinations by taxing authorities, as needed.

In accordance with the interim period reporting guidance, income tax expense for the first three quarters in a year is based on the forecasted annual effective tax rate. The forecasted effective tax rate reflects a number of estimates, including forecasted annual income, permanent tax adjustments and tax credits.

Valuation allowances are applied to deferred tax assets if it is more likely than not that at least a portion may not be realized based on an evaluation of expected future taxable income. Accounting for income taxes also requires that only tax benefits that meet the more likely than not recognition threshold can be recognized or continue to be recognized. We may adjust our unrecognized tax benefits and interest accruals as disputes with the Internal Revenue Service and state tax authorities are resolved, and as new developments occur. These adjustments may increase or decrease earnings.

Employee Benefits

Xcel Energy sponsors several noncontributory, defined benefit pension plans and other postretirement benefit plans that cover almost all employees and certain retirees. Projected benefit costs are based on historical information and actuarial calculations that include key assumptions (annual return level on pension and postretirement health care investment assets, discount rates, mortality rates and health care cost trend rates, etc.). In addition, the pension cost calculation uses a methodology to reduce the volatility of investment performance over time. Pension assumptions are continually reviewed by Xcel Energy.

At December 31, 2021, Xcel Energy set the rate of return on assets used to measure pension costs at 6.49%, which is consistent with the rate set in 2020. For us, the rate of return on assets was set at 6.38%, which represents a 46 basis point decrease from the rate set in 2020. For Xcel Energy, the rate of return used to measure postretirement health care costs is 4.10% at December 31, 2021, which is consistent with the rate set in 2020. For us, the rate of return used to measure postretirement health care costs is 4.10% at December 31, 2021, which represents a 40 basis point decrease from the rate set in 2020.

Xcel Energy’s pension investment strategy is based on plan-specific investments that seek to minimize investment and interest rate risk as a plan’s funded status increases over time. This strategy results in a greater percentage of interest rate sensitive securities being allocated to plans with higher funded status ratios and a greater percentage of growth assets being allocated to plans having lower funded status ratios.

Xcel Energy set the discount rates used to value the pension obligations at 3.08% and postretirement health care obligations at 3.09% at December 31, 2021. This represents a 37 basis point and 44 basis point decrease, respectively, from 2020. Xcel Energy uses a bond matching study as its primary basis for determining the discount rate used to value pension and postretirement health care obligations. The bond matching study utilizes a portfolio of high grade (Aa or higher) bonds that matches the expected cash flows of Xcel Energy’s benefit plans in amount and duration.

The effective yield on this cash flow matched bond portfolio determines the discount rate for the individual plans. The bond matching study is validated for reasonableness against the Merrill Lynch Corporate 15+ Bond Index. In addition, Xcel Energy reviews general actuarial survey data to assess the reasonableness of the discount rate selected.

Mortality rates are developed from actual and projected plan experience for pension plan and postretirement benefits. Xcel Energy’s actuary conducts an experience study periodically to determine an estimate of mortality. Xcel Energy considers standard mortality tables, improvement factors and the plans actual experience when selecting a best estimate.

As of December 31, 2021, for us and Xcel Energy, the initial medical trend cost claim assumptions for pre-Medicare (“Pre-65”) was 5.3% and post-Medicare (“Post-65”) was 4.9%. The ultimate trend assumption remained at 4.5% for both Pre-65 and Post-65 claims costs. Xcel Energy bases its medical trend assumption on the long-term cost inflation expected in the health care market, considering the levels projected and recommended by industry experts, as well as recent actual medical cost experienced by Xcel Energy’s retiree medical plan.

Funding contributions in 2021 were $131 million and are expected to decline in the following years. Investment returns exceeded assumed levels in 2021, 2020 and 2019.

The pension cost calculation uses a market-related valuation of pension assets. Xcel Energy uses a calculated value method to determine the market-related value of the plan assets. The market-related value is determined by adjusting the fair market value of assets at the beginning of the year to reflect the investment gains and losses (the difference between the actual investment return and the expected investment return on the market-related value) during each of the previous five years at the rate of 20% per year. As differences between actual and expected investment returns are incorporated into the market-related value, amounts are recognized in pension cost over the expected average remaining years of service for active employees (approximately 13 years in 2021).

Xcel Energy currently projects the pension costs recognized for financial reporting purposes will be $83 million in 2022 and $60 million in 2023, of which $24 million in 2022 and $16 million in 2023 is expected to be attributable to us, while the actual pension costs for Xcel Energy were $121 million in 2021 and $117 million in 2020, of which $30 million in 2021 and $37 million in 2020 was attributable to us. The expected decrease at Xcel Energy in 2022 and future year costs is primarily due to the reductions in loss amortizations.

Pension funding contributions across all four of Xcel Energy’s pension plans, both voluntary and required, for 2019-2022:

•	$50 million in January 2022, of which $40 million was attributable to us;

•	$131 million in 2021, of which $46 million was attributable to us;

•	$150 million in 2020, of which $50 million was attributable to us; and

•	$154 million in 2019, of which $46 million was attributable to us.

Future amounts may change based on actual market performance, changes in interest rates and any changes in governmental regulations. Therefore, additional contributions could be required in the future.

Xcel Energy contributed $15 million, $11 million, and $15 million during 2021, 2020, and 2019, respectively, to the postretirement health care plans, of which $3 million, $3 million and $4 million, respectively, were attributable to us. Xcel Energy expects to contribute approximately $9 million during 2022, of which an immaterial amount is attributable to us.

Xcel Energy recovers employee benefits costs in its utility operations consistent with accounting guidance with the exception of the areas noted below.

•

Regulatory commissions in Colorado and Federal Energy Regulatory Commission (“FERC”) jurisdictions allow the recovery of other postretirement benefit costs only to the extent that recognized expense is matched by cash contributions to an irrevocable trust. Xcel Energy has consistently funded at a level to allow full recovery of costs in these jurisdictions.

•

We recognize pension expense in all regulatory jurisdictions based on generally accepted accounting principles. The Colorado electric retail jurisdiction and the Colorado gas retail jurisdiction each record the difference between annual recognized pension expense and the annual amount of pension expense approved in our last general rate case as a deferral to a regulatory asset.

•

In 2018, we were required to create a regulatory liability to adjust postretirement health care costs to zero in order to match the amounts collected in rates in the Colorado Gas retail jurisdiction. In 2020, this requirement was extended to the Colorado Electric retail jurisdiction.

We continually make judgments and estimates related to these critical accounting policy areas, based on an evaluation of the assumptions and uncertainties for each area. The information and assumptions of these judgments and estimates will be affected by events beyond our control, or otherwise change over time. This may require adjustments to recorded results to better reflect updated information that becomes available. The financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021, along with expenses and contributions as reported in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, reflect management’s best estimates and judgments of the impact of these factors as of March 31, 2022.

These policies are further discussed in the “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Three months ended March 31,		Year ended December 31,
	2022	2021	2021	2020
	(Millions of Dollars)
Net cash provided by (used in) operating activities	$482	$(253)	$727	$1,174

Net cash provided by operating activities was $482 million for the three months ended March 31, 2022 compared to net cash used in operating activities of $253 million for the three months ended March 31, 2021. The change was primarily due to the deferral of net natural gas, fuel and purchased energy costs related to Winter Storm Uri in the first quarter of 2021.

Net cash provided by operating activities decreased by $447 million for the year ended December 31, 2021 compared with the year ended December 31, 2020. The decrease was primarily due to the deferral of net natural gas, fuel and purchased energy costs related to Winter Storm Uri in the first quarter of 2021.

	Three months ended March 31,		Year ended December 31,
	2022	2021	2021	2020
	(Millions of Dollars)
Net cash used in investing activities	$(384)	$(333)	$(1,604)	$(1,671)

Net cash used in investing activities increased by $51 million for the three months ended March 31, 2022 compared with the three months ended March 31, 2021. The increase was primarily due to increased capital expenditures.

Net cash used in investing activities decreased by $67 million for the year ended December 31, 2021 compared with the year ended December 31, 2020. The decrease was primarily due to decreased capital expenditures.

	Three months ended March 31,		Year ended December 31,
	2022	2021	2021	2020
	(Millions of Dollars)
Net cash (used in) provided by financing activities	$(117)	$747	$874	$514

Net cash used in financing activities was $117 million for the three months ended March 31, 2022 compared to net cash provided by financing activities of $747 million for the three months ended March 31, 2021. The change was primarily due to the timing of issuances of long-term debt.

Net cash provided by financing activities increased by $360 million for the year ended December 31, 2021 compared with the year ended December 31, 2020. The increase was primarily due to the amount and timing of debt issuances and repayments, changes in capital investment and incremental financing due to the lag in recovery of long-term debt costs associated with Winter Storm Uri.

Capital Requirements

Capital Expenditures. The estimated cost, as of December 31, 2021, of our capital expenditure program was approximately $1,930 million in 2022, approximately $1,850 million in 2023, approximately $2,070 million in 2024, approximately $2,220 million in 2025, and approximately $1,860 million in 2026.

Our capital expenditure program is subject to continuing review and modification. Actual capital expenditures may vary from estimates due to changes in electric and natural gas projected load growth, safety and reliability needs, regulatory decisions, legislative initiatives (e.g., federal clean energy and tax policy), reserve requirements, availability of purchased power, alternative plans for meeting long-term energy needs, environmental initiatives and regulation, and merger, acquisition and divestiture opportunities.

Contractual Obligations and Other Commitments. We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure program. The following is a summarized table of contractual obligations as of December 31, 2021:

	Payments Due by Period (as of December 31, 2021)
Contractual Obligations	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
	(Millions of Dollars)
Long-term debt, principal and interest payments	$10,880	$529	$700	$681	$8,971
Finance lease obligations	460	20	40	37	362
Operating lease obligations (1)	498	100	155	128	115
Unconditional purchase obligations (2)	1,593	629	358	134	472
Other long-term obligations, including current portion	5	4	1	—	—
Other short-term obligations	154	154	—	—	—
Short-term debt	147	147	—	—	—

Total contractual cash obligations	$13,737	$1,583	$1,254	$980	$9,920

(1)

Included in operating lease payments are $84 million, $133 million, $122 million and $104 million for less than 1 year, 1-3 years, 3-5 years, and after 5 years categories, respectively, pertaining to purchase power agreements that were accounted for as operating leases.

(2)

We have contracts providing for the purchase and delivery of a significant portion of our coal and natural gas requirements. We have entered into non-lease purchase power agreements. Certain contractual purchase obligations are adjusted on indices. Effects of price changes are mitigated through cost of energy adjustment mechanisms.

Dividend Policy

Historically, we have paid quarterly dividends to Xcel Energy. In the first three months of 2022 and in fiscal years 2021, 2020, and 2019, we paid dividends to Xcel Energy of $104 million, $467 million, $831 million, and $457 million, respectively. The payment of dividends is subject to the FERC’s jurisdiction under the Federal Power Act, which prohibits the payment of dividends out of capital accounts; payment of dividends is allowed out of retained earnings only.

Capital Sources

We expect to meet future financing requirements by periodically issuing long-term debt and short-term debt and by receiving equity contributions from Xcel Energy to maintain desired capitalization ratios. In the first three months of 2022 and in fiscal years 2021, 2020, and 2019, we received equity contributions from Xcel Energy of $92 million, $650 million, $856 million, and $638 million, respectively. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

We have a $700 million revolving credit facility that matures in June 2024. We have the right to request an extension of the revolving termination date for two additional one-year periods. Any extension will only be effective if lenders holding a majority of the commitments approve the extension and will only apply to those lenders consenting to the extension. The credit facility serves as back-up liquidity for general corporate purposes including letters of credit and refinancing indebtedness outstanding from time to time. After considering outstanding letters of credit and commercial paper, as of March 31, 2021, we had approximately $669 million available under this revolving credit facility.

Short-Term Funding Sources

Historically, we have used a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable, commercial paper, utility money pool borrowings and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures and working capital as discussed above under the caption “—Capital Requirements.”

Operating cash flow as a source of short-term funding is affected by such operating factors as weather; regulatory requirements, including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices; and supply and operational uncertainties, all of which are difficult to predict.

Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on our financial performance and existing debt levels. If our current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by our current operating performance, our access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review our and Xcel Energy’s operations on an ongoing basis.

Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption “Risk Factors,” our credit ratings could be lowered or withdrawn in the future.

As of March 31, 2022, we had cash and cash equivalents of approximately $6 million.

SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS

Please read the following information concerning the first mortgage bonds offered by this prospectus supplement in conjunction with the statements under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Mortgage Indenture, as supplemented by the Supplemental Indenture dated as of May    , 2022 relating to the first mortgage bonds offered by this prospectus supplement. The Mortgage Indenture, as supplemented, is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the first mortgage bonds are being offered and sold. As of March 31, 2022, there were 18 series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $6.55 billion.

General

We will offer $         principal amount of the          First Mortgage Bonds as a series of first mortgage bonds under the Mortgage Indenture, as supplemented. The entire principal amount of the          First Mortgage Bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on             ,        .

We will offer $         principal amount of the          First Mortgage Bonds as a series of first mortgage bonds under the Mortgage Indenture, as supplemented. The entire principal amount of the          First Mortgage Bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on             ,        .

Interest Payments

The          First Mortgage Bonds will bear interest at the annual rate set forth on the cover page of this prospectus supplement from May     , 2022, payable semi-annually on                  and                 of each year, beginning             , 2022, to the person in whose name the          First Mortgage Bond is registered at the close of business on the                      and                      immediately preceding such                  and                 .

The          First Mortgage Bonds will bear interest at the annual rate set forth on the cover page of this prospectus supplement from May     , 2022, payable semi-annually on                  and                  of each year, beginning             , 2022, to the person in whose name the          First Mortgage Bond is registered at the close of business on the                      and                     immediately preceding such                      and                     .

Interest at maturity will be paid to the person to whom principal is paid. So long as the first mortgage bonds are in book-entry only form, we will wire any payments of principal, interest and premium to The Depository Trust Company (“DTC”), as depository (the “Depository”), or its nominee. See “Book-Entry System” in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners of the first mortgage bonds. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months based on the actual number of days elapsed. In the event that any date on which interest or principal is payable on the first mortgage bonds is not a business day, then payment of the interest or principal payable, as applicable, on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term “business day” means any day, other than a Saturday or Sunday, that is not a day on which the offices of the Mortgage Trustee in The City of New York, New York are generally authorized or required by law or executive order to remain closed.

Reopening of Series

We may, from time to time, without the consent of the holders of the applicable series of first mortgage bonds offered by this prospectus supplement, reopen either or both series of the first mortgage bonds and issue additional first mortgage bonds of the applicable series with the same terms (including the maturity date and interest payment terms) as the applicable first mortgage bonds offered by this prospectus supplement, except for the price to the public, the issue date and, if applicable, the first interest accrual and payment dates. Any such additional first mortgage bonds, together with the first mortgage bonds of the applicable series offered by this prospectus supplement, will constitute a single series under the Mortgage Indenture and will have the same CUSIP provided they are fungible for U.S. federal income tax purposes.

Optional Redemption

We may redeem, in whole or in part, one series of the first mortgage bonds offered hereby without redeeming the other series.

Prior to             ,            , the                    Par Call Date, we may redeem the          First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the          First Mortgage Bonds matured on the                    Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) applicable to the          First Mortgage Bonds plus                basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the                    First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the                    Par Call Date, we may redeem the          First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the                      First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to             ,            , the                    Par Call Date, we may redeem the          First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the          First Mortgage Bonds matured on the                    Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) applicable to the                First Mortgage Bonds plus                    basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the          First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the                    Par Call Date, we may redeem the        First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the          First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date for the          First Mortgage Bonds or the        First Mortgage Bonds, as applicable, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the                    Par Call Date or the                    Par Call Date, as applicable (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than such Remaining Life—and shall interpolate to the                    Par Call Date or the                    Par Call Date, as applicable, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to such Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the                    Par Call Date or the                    Par Call Date, as applicable. If there is no United States Treasury security maturing on the                    Par Call Date or the                    Par Call Date, as applicable, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the                    Par Call Date or the                    Par Call Date, as applicable, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Mortgage Trustee shall have no duty to determine, or verify the calculation of, the redemption price.

To exercise our option to redeem any of the first mortgage bonds, we will mail a notice of redemption at least 10 days but not more than 60 days prior to the date fixed for redemption to the holders of the first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be DTC, its nominee or a successor depository). If we elect to redeem less than all of the first mortgage bonds, the Mortgage Trustee will select in a manner as it deems fair and appropriate the particular first mortgage bonds or portions of them to be redeemed, subject to the rules and procedures of DTC.

Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the first mortgage bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the first mortgage bonds. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the first mortgage bonds or the portions of them so called for redemption will cease to accrue.

Sinking Fund

Neither series of the first mortgage bonds will provide for any sinking fund.

Form and Denomination

Global Securities and Denominations

Each series of the first mortgage bonds will be issued as one or more global securities in the name of the Depository or a nominee of the Depository and will be available only in book-entry form. See “—Book-Entry System” in the accompanying prospectus. The first mortgage bonds of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DTC, Clearstream and Euroclear

Beneficial interests in a global security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global security through either DTC (in the United States) or Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe (the “Euroclear Operator”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

For information regarding DTC and DTC’s procedures, see “Book-Entry System” in the accompanying prospectus. We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement and the accompanying prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Mortgage Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Payments on the first mortgage bonds represented by the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the first mortgage bonds represented by a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global security as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the first mortgage bonds held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the first mortgage bonds held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the first mortgage bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the first mortgage bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the first mortgage bonds received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the first mortgage bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the first mortgage bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Events of Default

See “Description of the First Mortgage Bonds — Events of Default” in the accompanying prospectus.

Same-Day Settlement and Payment

The underwriters will pay us and settle for the first mortgage bonds in immediately available funds. We will make all payments of principal and interest in immediately available funds.

The first mortgage bonds will trade in DTC’s same-day funds settlement system until maturity or until the first mortgage bonds are issued in certificated form, and secondary market trading activity in the first mortgage bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the first mortgage bonds.

Governing Law

The Mortgage Indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of New York except to the extent the Trust Indenture Act of 1939 is applicable and except to the extent the law of any jurisdiction where property subject to the Mortgage Indenture is located mandatorily governs the perfection, priority or enforcement of the lien of the Mortgage Indenture with respect to that property.

Mortgage Trustee

U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, is the trustee under the Mortgage Indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the first mortgage bonds offered by this prospectus supplement. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below. We have not sought and will not seek a ruling from the IRS with respect to the matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances (such as the effects of section 451(b) of the Code conforming the timing of certain income accruals to financial statements) and does not discuss any aspect of U.S. federal tax law other than income tax law (such as estate or gift tax law) or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the first mortgage bonds. This summary addresses only first mortgage bonds purchased for cash pursuant to this offering at their “issue price” (i.e., the first price at which a substantial amount of the first mortgage bonds are sold to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) and held as capital assets and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	traders in securities electing mark-to-market treatment or securities dealers or brokers;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	retirement plans;

•

persons holding our first mortgage bonds as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	entities or arrangements treated as partnerships or other pass-through entities and investors therein;

•	persons required to pay the alternative minimum tax;

•	certain former citizens or former residents of the United States;

•	persons deemed to sell the first mortgage bonds under the constructive sale provisions of the Code;

•	“passive foreign investment companies” or “controlled foreign corporations” (each within the meaning of the Code); or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

A “U.S. Holder” is a beneficial owner of first mortgage bonds that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a U.S. court has the authority to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a United States person.

A “Non-U.S. Holder” is any beneficial owner of the first mortgage bonds that is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds first mortgage bonds, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partnership holding first mortgage bonds, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the first mortgage bonds by the partnership.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FIRST MORTGAGE BONDS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FIRST MORTGAGE BONDS BASED ON THEIR PARTICULAR CIRCUMSTANCES, THE EFFECTS OF ANY TAX TREATIES AND THE POTENTIAL EFFECTS OF ANY CHANGES IN LAW.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest. Interest on first mortgage bonds generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is paid or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the stated principal amount of the first mortgage bonds exceeds the issue price thereof by at least a statutorily defined de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder (regardless of its method of tax accounting) will be required to include such excess in income as original issue discount as it accrues generally in accordance with a constant yield method before the receipt of cash payments attributable to this income. It is expected, and this discussion assumes, that the first mortgage bonds will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of First Mortgage Bonds. Upon the sale, redemption, retirement or other taxable disposition of first mortgage bonds, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, redemption, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the first mortgage bonds. In general, a U.S. Holder’s adjusted tax basis in the first mortgage bonds will equal the U.S. Holder’s initial investment in first mortgage bonds, reduced by any cash payments previously received in respect of the first mortgage bonds (other than qualified stated interest payments). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, redemption, retirement or other taxable disposition the first mortgage bonds have been held for more than one year. Certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which, in the case of individuals, is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income from the first mortgage bonds and net gain from the disposition of the first mortgage bonds, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the first mortgage bonds.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest. Subject to the discussion below concerning backup withholding and FATCA, payments of interest on the first mortgage bonds to any Non-U.S. Holder generally will be exempt from U.S. federal income tax and the 30% U.S. federal withholding tax (or lower applicable treaty rate), provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); and

•	the certification requirement has been fulfilled with respect to the beneficial owner, as discussed below.

The certification requirement referred to above will be fulfilled if (i) the beneficial owner of the first mortgage bonds certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, under penalties of perjury, that such beneficial owner is not a U.S. person, provides its name and address and certifies the other relevant factual information supporting its exemption, and (ii) the beneficial owner provides IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form to the applicable withholding agent, or in the case of first mortgage bonds held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution provides the applicable withholding agent with a statement that it has received the IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, from the beneficial owner and furnishes the applicable withholding agent with a copy. Prospective investors should consult their tax advisors regarding possible additional reporting requirements.

If a Non-U.S. Holder does not satisfy the foregoing requirements, such Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax, unless it provides the applicable withholding agent either (i) a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, establishing an exemption from (or a reduction of) withholding under an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI, or applicable successor form, certifying that interest paid on the first mortgage bonds is not subject to withholding tax because the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”).

Sale, Redemption, Retirement or Other Taxable Disposition of First Mortgage Bonds. Subject to the discussion below concerning backup withholding and FATCA:

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on gain realized on the sale, redemption, retirement or other taxable disposition of the first mortgage bonds, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States).

If a Non-U.S. Holder is described in the first bullet above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise specified by an applicable income tax treaty.

If a Non-U.S. Holder is described in the second bullet above, such Non-U.S. Holder generally will be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business.”

To the extent the amount realized on a sale, redemption, retirement or other taxable disposition of the first mortgage bonds is attributable to accrued but unpaid interest on the first mortgage bonds, this amount generally will be treated in the same manner as described in “—Payments of Interest” above.

Income or Gains Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of first mortgage bonds is engaged in the conduct of a trade or business in the United States, and interest on the first mortgage bonds, or gain realized on its sale, redemption, retirement or other taxable disposition of the first mortgage bonds, is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to U.S. federal income tax on its effectively connected income, in the same manner as a U.S. Holder (but without regard to the Medicare tax described above). See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” above. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its effectively connected earnings and profits, subject to certain adjustments. In lieu of the IRS forms described above, such a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or applicable successor form to claim an exemption from withholding.

Backup Withholding and Information Reporting

U.S. Holders. In general, a U.S. Holder (other than an exempt recipient) generally will be subject to information reporting requirements with respect to payments of interest in respect of, and the proceeds from a sale, redemption, retirement or other disposition of the first mortgage bonds. In addition, a U.S. Holder may be subject to backup withholding (currently at a rate of 24%) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the applicable withholding agent (generally on a properly completed and executed IRS Form W-9); (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) otherwise fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders. In general, a Non-U.S. Holder will be subject to information reporting requirements with respect to payments of interest on the first mortgage bonds and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding (currently at a rate of 24%) with respect to payments that we make on the first mortgage bonds provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, and the applicable withholding agent has received from the Non-U.S. Holder an appropriate certification establishing non-U.S. status or other exemption from backup withholding (i.e., IRS Form W-8BEN or W-8BEN-E, as applicable, W-8ECI or other applicable IRS Form W-8 or applicable successor form). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of the first mortgage bonds that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of first mortgage bonds should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign banks, hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include payments of interest on, and payments of gross proceeds from the sale or other disposition of, the first mortgage bonds. However, the IRS issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the preamble to the proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final Treasury regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States pursuant to FATCA may be subject to different rules with respect to information reporting and related requirements.

We will not pay any additional amounts in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of certain U.S. federal income tax consequences is for general information purposes only and is not tax advice. Accordingly, you should consult your own tax advisor as to the U.S. federal, state and local and non-U.S. tax consequences to you of purchasing, holding or disposing of first mortgage bonds, the effects of any tax treaties and the potential effects of any changes or proposed changes in law.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, for whom CIBC World Markets Corp., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, and PNC Capital Markets LLC are acting as representatives (the “Representatives”), and each of the underwriters has severally, but not jointly, agreed to purchase, the respective principal amount of first mortgage bonds set forth opposite its name below:

Underwriters	Principal Amount of First Mortgage Bonds	Principal Amount of First Mortgage Bonds
CIBC World Markets Corp.	$	$
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
Loop Capital Markets LLC
Penserra Securities LLC

Total	$	$

The underwriters have agreed to purchase all of the first mortgage bonds sold under the underwriting agreement if any of the first mortgage bonds are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the first mortgage bonds offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose to offer each series of the first mortgage bonds offered by this prospectus supplement to the public at the price to the public set forth on the cover of this prospectus supplement for the applicable series of the first mortgage bonds and may offer the first mortgage bonds to certain securities dealers at such price less a concession not in excess of     % of the principal amount of the        First Mortgage Bonds and     % of the principal amount of the          First Mortgage Bonds. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the          First Mortgage Bonds and     % of the principal amount of the          First Mortgage Bonds on sales to certain other brokers and dealers. After the initial offering of the first mortgage bonds, the underwriters may change the prices to the public and the other selling terms. The offering of the first mortgage bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of first mortgage bonds (expressed as a percentage of the principal amount of the first mortgage bonds):

Paid by the Company
Per First Mortgage Bond		%
Per First Mortgage Bond		%

We estimate that our total expenses related to this offering, excluding the respective underwriting discounts, will be approximately $1,955,000.

Each series of the first mortgage bonds is a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the first mortgage bonds from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for either or both series of the first mortgage bonds at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the first mortgage bonds or that an active market for the first mortgage bonds will develop. We do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system.

In connection with the offering of the first mortgage bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of either or both series of the first mortgage bonds. Specifically, the underwriters may sell a greater number of first mortgage bonds than they are required to purchase in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, first mortgage bonds in the open market to cover syndicate short positions or to stabilize the price of the first mortgage bonds. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the first mortgage bonds in the offering of the first mortgage bonds, if the syndicate repurchases previously distributed first mortgage bonds in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the first mortgage bonds above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the prices of the first mortgage bonds. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased first mortgage bonds sold by or for the account of such other underwriter in stabilizing or short-covering transactions.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

It is expected that delivery of the first mortgage bonds will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-l under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the first mortgage bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the first mortgage bonds who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next two succeeding business days should consult their own advisors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, corporate trust, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates, including acting as lenders under our loan facilities and those of some of our affiliates. They have received or will receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities)

and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the first mortgage bonds offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the first mortgage bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No action has been or will be taken by us in any jurisdiction other than in the United States that would permit a public offering of the first mortgage bonds or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the first mortgage bonds (including this prospectus supplement and the accompanying prospectus and any amendment or supplement hereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Selling Restrictions

European Economic Area

The first mortgage bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (as amended, the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the first mortgage bonds or otherwise making them available to retail investors in the EEA has been prepared. Offering or selling the first mortgage bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of first mortgage bonds in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any first mortgage bonds in any Member State of the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and any first mortgage bonds to be offered so as to enable an investor to decide to purchase any first mortgage bonds.

United Kingdom

The first mortgage bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the

Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation 2017/1129/EU as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the first mortgage bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the first mortgage bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of first mortgage bonds in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any first mortgage bonds in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any first mortgage bonds to be offered so as to enable an investor to decide to purchase any first mortgage bonds.

Each person in the UK who receives any communication in respect of, or who acquires any first mortgage bonds under, the offer to the public contemplated in this prospectus supplement or to whom the first mortgage bonds are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires first mortgage bonds is (i) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (ii) not a retail investor.

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) subsequently offering, selling or recommending the first mortgage bonds is responsible for undertaking its own target market assessment in respect of the first mortgage bonds and determining appropriate distribution channels. Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

In the UK, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons (i) who are “qualified investors” (as defined in the UK Prospectus Regulation), (ii) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (iii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the first mortgage bonds in the UK within the meaning of the FSMA. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any first mortgage bonds which are the subject of the offering contemplated by the prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the first mortgage bonds in, from or otherwise involving the UK.

Canada

The first mortgage bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the first mortgage bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

This prospectus supplement and the accompanying prospectus do not constitute nor are they intended to be an offer or invitation to the public in Hong Kong to acquire the first mortgage bonds. The first mortgage bonds have not been, and may not and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the first mortgage bonds has been, may be or will be issued, or has been, may be, or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to first mortgage bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, endorsed or approved by any Hong Kong regulatory authorities, including the Securities and Futures Commission and the Companies Registry of Hong Kong and neither have they been nor will they be registered with the Registrar of Companies in Hong Kong. The first mortgage bonds may not be offered for subscription to members of the public in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice. Each person acquiring the first mortgage bonds will be required, and is deemed by the acquisition of the first mortgage bonds, to confirm that such person is aware of the restriction on offers of the first mortgage bonds described in this prospectus supplement, the accompanying prospectus and the relevant offering documents and that such person is not acquiring, and has not been offered any first mortgage bonds in circumstances that contravene any such restrictions and that such person has complied with all relevant laws, rules and regulations applicable to it/him/her and the jurisdiction(s) where such person or its/his/her assets are located.

Japan

This offering of the first mortgage bonds has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”). Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of first mortgage bonds may not be circulated or distributed, nor may the first mortgage bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275, of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, where each such person is (1) an expert investor (as defined in Section 4A of the SFA) or (2) not an individual, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the first mortgage bonds are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the first mortgage bonds pursuant to an offer made under Section 275 of the SFA except:

(1)

to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA;

(2)

(in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(3)	where no consideration is or will be given for the transfer;

(4)	where the transfer is by operation of law;

(5)	as specified in Section 276(7) of the SFA;

(6)	as specified in Regulation 32 of the Securities and Futures (Offer of Investments) (Shares and Debentures) Regulations 2005 of Singapore; or

(7)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) Securities and Securities-based Derivative Contracts Regulations 2018 of Singapore.

Singapore SFA Product Classification— Solely for the purposes of our obligations pursuant to section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the first mortgage bonds are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the first mortgage bonds. The first mortgage bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the first mortgage bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the first mortgage bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the first mortgage bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The first mortgage bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, Republic of China and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered, issued or sold within Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the offering of the first mortgage bonds in Taiwan.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of our outstanding commercial paper or some of the 2.25% First Mortgage Bonds that we intend to repay or redeem using the aggregate net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive 5% or more of the aggregate net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the first mortgage bonds in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

LEGAL OPINIONS

Legal opinions relating to the first mortgage bonds offered by this prospectus supplement will be rendered by our counsels, Faegre Drinker Biddle & Reath LLP, Denver, Colorado, and Jones Day, Chicago, Illinois. Certain legal matters relating to the first mortgage bonds will be passed upon by Hunton Andrews Kurth LLP, New York, New York, for the underwriters.

PROSPECTUS

PUBLIC SERVICE COMPANY OF COLORADO

1800 Larimer Street, Suite 1100

Denver, Colorado 80202

(303) 571-7511

FIRST MORTGAGE BONDS

SENIOR UNSECURED DEBT SECURITIES

We may offer and sell from time to time, in one or more offerings, together or separately, any combination of the securities listed above and described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and/or agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to the securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

You should carefully consider the risk factors set forth in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission before making any decision to invest in any of the securities described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2021.

ABOUT THIS PROSPECTUS

This document is called a “prospectus” and it provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the caption “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with the prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: first mortgage bonds and senior unsecured debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules can be read at the SEC’s website at www.sec.gov.

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offering or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

This prospectus, the applicable prospectus supplement and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus and applicable prospectus supplement. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus “we,” “us,” “our,” and “the Company,” or similar terms, refer to Public Service Company of Colorado.

i

WHERE YOU CAN FIND MORE INFORMATION

We are a wholly owned subsidiary of Xcel Energy Inc. (“Xcel Energy”), and Xcel Energy’s website address is www.xcelenergy.com. We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Information on, or accessible through, the SEC’s website or Xcel Energy’s website is not part of this prospectus and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of the prospectus until we sell all of the securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

•	Our Annual Report on Form 10-K for the year ended December 31, 2020.

•	Our Current Reports on Form 8-K filed on March 1, 2021 and April 1, 2021.

We will provide, without charge, to each person, including any beneficial owner of our securities to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

Attn:	Corporate Secretary
Public Service Company of Colorado
c/o Xcel Energy Inc.
414 Nicollet Mall Minneapolis, Minnesota 55401
(612) 330-5500

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OUR COMPANY

We were incorporated in 1924 under the laws of the State of Colorado. We are an operating utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in Colorado. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas. At December 31, 2020, we provided electric utility service to approximately 1.5 million customers and natural gas utility service to approximately 1.4 million customers.

Our principal executive offices are located at 1800 Larimer Street, Suite 1100, Denver, Colorado 80202 and our telephone number is (303) 571-7511.

RISK FACTORS

Investing in our securities involves certain risks. You are urged to carefully read and consider the risk factors relating to an investment in our securities described in our annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks, as well as any other information that we include or incorporate by reference in this prospectus or any prospectus supplement. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in our securities and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including meeting our working capital requirements, funding capital expenditures and acquisitions, repaying short-term debt and refunding long-term debt at maturity or otherwise. Until the net proceeds from the sale of the offered securities have been used, we may invest them temporarily in interest-bearing obligations.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

The description below contains summaries of selected provisions of the mortgage indenture, including supplemental indentures, under which the first mortgage bonds will be issued. These summaries are not complete. The mortgage indenture and the form of supplemental indenture, including the form of first mortgage bond, applicable to the first mortgage bonds have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the mortgage indenture so that you can easily locate these provisions. Capitalized terms used in the following summary have the meaning specified in the mortgage indenture unless otherwise defined below.

We are not required to issue future issues of indebtedness under the mortgage indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

The first mortgage bonds will be represented either by global securities registered in the name of The Depository Trust Company (“DTC”), as depository (the “Depository”), or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption “Book-Entry System” in this prospectus.

General

We may issue the first mortgage bonds from time to time in one or more series under an Indenture, dated as of October 1, 1993, as previously supplemented and to be supplemented by one or more new supplemental indentures relating to the first mortgage bonds being offered by this prospectus, all from us to U.S. Bank National Association (formerly First Trust of New York, National Association) as successor trustee (collectively, the “Mortgage Indenture”). We refer to the first mortgage bonds being offered by this prospectus and all other debt securities issued under the Mortgage Indenture as the first mortgage bonds, mortgage securities or mortgage bonds. References to business day(s) in this description of the first mortgage bonds means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in New York, New York (or any other city in which an office or agency is maintained for the purpose of payment of the first mortgage bonds) are generally authorized or required by law, regulation or executive order to remain closed.

The Mortgage Indenture does not limit the amount of mortgage securities that we may issue under it. However, we may issue mortgage securities under the Mortgage Indenture only on the basis of property additions, retired mortgage securities, cash or Class A Bonds (as discussed below). See “—Issuance of Additional Mortgage Securities” for more information about the limitations on the issuance of mortgage securities. At December 31, 2020, we had approximately $5.8 billion of our first mortgage bonds outstanding.

Prior to October 2005, we issued mortgage securities on the basis of Class A Bonds issued under our Indenture dated as of December 1, 1939 and supplemental indentures thereto (collectively, the “1939 Indenture”). Effective October 14, 2005, we discharged the 1939 Indenture in accordance with its terms. As a result, there are no Class A Mortgages (as discussed below) currently in effect and there are no Class A Bonds currently outstanding and the Mortgage Indenture has become the first lien on our electric properties, subject to certain permitted liens, and as described in more detail below.

The holders of outstanding first mortgage bonds do not, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the holders of any first mortgage bonds offered by this prospectus will not, have the right to require us to repurchase the first mortgage bonds if we become involved in a highly leveraged or change of control transaction. The Mortgage Indenture does not have any provision that is designed specifically in response to highly leveraged or change of control transactions. However, holders of first mortgage bonds would have the security afforded as described below under the caption “—Security.” In addition, any change in control transaction and any incurrence of substantial additional indebtedness, as first mortgage bonds or otherwise, by us in a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that these approvals would be unlikely in any transaction that would result in us, or our successor, having a highly leveraged capital structure.

When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the date or dates on which we will pay the principal of that series;

•	the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

•	the date or dates from which interest will accrue;

•

the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the first mortgage bonds of that series are registered on the regular record date;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	the denominations in which we will issue that series, if other than $1,000 and multiples of $1,000 in excess thereof;

•	whether we will issue that series in whole or in part in book-entry form; and

•

any other terms of that series of first mortgage bonds, including, if applicable, any consents to modifications or waivers of covenants contained in the Mortgage Indenture or any Class A Mortgage (as discussed below).

(Section 301 of the Mortgage Indenture)

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise, we may from time to time, without the consent of the holders of that series of first mortgage bonds, reopen that series of first mortgage bonds and issue additional first mortgage bonds with the same terms (including maturity and interest payment terms) as that series of first mortgage bonds.

Payment of First Mortgage Bonds; Transfers; Exchanges

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, we will pay interest, if any, on each first mortgage bond payable on each interest payment date to the person in whose name the first mortgage bond is registered as of the close of business on the regular record date relating to that interest payment date. We will pay interest payable at maturity (whether at stated maturity, upon redemption or otherwise) to the person to whom principal is paid at maturity. If we fail to pay interest on any first mortgage bond when due, we will pay the defaulted interest to the holder of the first mortgage bond as of the close of business on a date selected by the Mortgage Indenture trustee which is not more than 30 days and not less than 10 days prior to the date we propose for payment or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the first mortgage bond may be listed, if the Mortgage Indenture trustee deems the manner of payment practicable. (See Section 307 of the Mortgage Indenture)

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, we will pay the principal of and premium, if any, and interest at maturity upon presentation of the first mortgage bonds at the corporate trust office of U.S. Bank National Association (formerly First Trust of New York, National Association) in New York, New York, as our paying agent. We may change the place of payment on the bonds. We may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (See Section 602 of the Mortgage Indenture and Article One of the Supplemental Indenture(s) relating to the first mortgage bonds)

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, you may register the transfer of first mortgage bonds, and exchange your first mortgage bonds for other first mortgage bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of U.S. Bank National Association (formerly First Trust of New York, National Association), in New York, New York, as security registrar. We may change the place for registration of transfer and exchange of first mortgage bonds, and we may designate one or more additional places for the registration of transfer and exchange of first mortgage bonds, all at our discretion. (See Sections 305 and 602 of the Mortgage Indenture)

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, no service charge will be made for any transfer or exchange of the first mortgage bonds, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of transfer or exchange of the first mortgage bonds. We are not required to execute or to provide for the registration of transfer or exchange of (1) any first mortgage bonds during a period of 15 days prior to giving any notice of redemption or (2) any first mortgage bonds selected for redemption in whole or in part, except the unredeemed portion of any first mortgage bonds being redeemed in part. (See Section 305 of the Mortgage Indenture)

Redemption

The prospectus supplement that describes a particular series of first mortgage bonds will set forth any terms for the optional or mandatory redemption of that particular series.

Security

General. Except as discussed under this caption and under the caption “—Issuance of Additional Mortgage Securities” below, all mortgage securities now or hereafter issued under the Mortgage Indenture will be secured, equally and ratably, primarily by the lien of the Mortgage Indenture on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy, which lien constitutes, subject to specified exceptions, a first mortgage lien on such properties.

As discussed below under the caption “—Issuance of Additional Mortgage Securities—Class A Bonds,” if we acquire property subject to an existing mortgage and we assume all the obligations of the mortgagor under that mortgage, we could deliver to the Mortgage Indenture trustee bonds issued under that mortgage. We refer to all such pre-existing mortgages collectively as Class A Mortgages. If we were to deliver to the Mortgage Indenture trustee bonds issued under a Class A Mortgage, the mortgage securities would be secured by those bonds and, indirectly, by the lien of that Class A Mortgage on the properties subject to that Class A Mortgage in addition to the lien of the Mortgage Indenture on those properties and the other properties of the Company as discussed above. The lien of the Mortgage Indenture on the properties subject to that Class A Mortgage would be junior to the liens of the Class A Mortgage on those properties. We refer to all bonds that may be issued under the Class A Mortgages collectively as Class A Bonds.

So long as no Class A Mortgages are in effect, the Mortgage Indenture will constitute a first mortgage lien on all of our property subject to such lien, subject to specified permitted liens (as discussed below under the caption “—Lien of the Mortgage Indenture”). As discussed below under the caption “—Issuance of Additional Mortgage Securities—Class A Bonds,” at the date of this prospectus, there are no Class A Mortgages in effect.

Lien of the Mortgage Indenture. The Mortgage Indenture constitutes a first mortgage lien on the property specifically or generally described or referred to in the Mortgage Indenture as subject to the lien of the Mortgage Indenture, except any property that has been disposed of or released from the lien of the Mortgage Indenture in accordance with the terms of the Mortgage Indenture, subject to no liens prior to the lien of the Mortgage Indenture other than the liens of any other Class A Mortgages and permitted liens.

Subject to recordation of appropriate supplements in the proper offices, the Mortgage Indenture effectively subjects to the lien of the Mortgage Indenture property used or to be used in the electric utility business (other than excepted property) that we acquired after the date of the execution and delivery of the Mortgage Indenture to the extent, and subject to the qualifications, described below. In addition, the mortgage securities will have the benefit of the prior lien of any Class A Mortgage on any property subject to such additional Class A Mortgage, to the extent of the aggregate principal amount of Class A Bonds issued under the respective Class A Mortgages and held by the Mortgage Indenture trustee for the benefit of holders of mortgage securities.

The properties subject to the lien of the Mortgage Indenture, whether currently owned or subsequently acquired, are our properties used or to be used in or in connection with the electric utility business (whether or not this is the sole use of the properties). Properties relating exclusively to our gas and steam businesses are not subject to the lien of the Mortgage Indenture.

The lien of the Mortgage Indenture is subject to permitted liens, which include:

•	tax liens and other governmental charges that are not delinquent or that are being contested in good faith;

•	specified workmen’s, materialmen’s and other similar liens;

•	specified judgment liens and attachments;

•

specified easements, leases, reservations or other rights of others (including governmental entities) in, on, over and/or across, and laws, regulations and restrictions affecting, and defects, irregularities, exceptions and limitations in title to, some of our property;

•	specified leasehold interests;

•	specified rights and interests of others that relate to common ownership or joint use of property and liens on the interests of others in the property;

•

specified non-exclusive rights and interests that we retain with respect to property used or to be used in or in connection with both the businesses in which the mortgaged property is used and any other businesses; and

•	specified other liens and encumbrances.

(See Granting Clauses and Section 101 of the Mortgage Indenture)

There are excepted from the lien of the Mortgage Indenture, among other things:

•	cash and securities not paid or delivered to, deposited with or held by the Mortgage Indenture trustee under the Mortgage Indenture;

•

all contracts, leases and other agreements of any kind, contract rights, bills, notes and other instruments, accounts receivable, claims, governmental and other permits, allowances and franchises, specified intellectual property rights and other intangibles;

•	automobiles, other vehicles, movable equipment, railcars and aircraft;

•	goods, stock in trade, wares and merchandise held for sale or lease in the ordinary course of business;

•	materials, supplies and other personal property consumable in the operation of the mortgaged property;

•	fuel, including nuclear fuel, whether or not consumable in the operation of the mortgaged property;

•	furniture and furnishings;

•	computers, machinery and telecommunication and other equipment used exclusively for corporate administrative or clerical purposes;

•

coal, ore, gas, oil and other minerals and timber, and rights and interests in any such minerals or timber, whether or not the minerals or timber have been mined or extracted or otherwise separated from the land;

•	electric energy, gas (natural or artificial), steam, water and other products that we generated, produced, manufactured, purchased or otherwise acquired;

•	leasehold interests that we hold as lessee; and

•	any of our property that is located outside of the State of Colorado.

(See “Excepted Property” in Granting Clauses of the Mortgage Indenture)

Without the consent of the holders, we and the Mortgage Indenture trustee may enter into supplemental indentures in order to subject to the lien of the Mortgage Indenture additional property, whether or not used or to be used in or in connection with the electric utility business (including property which would otherwise be excepted from the lien). (See Section 1401 of the Mortgage Indenture) Any such additional property would then constitute property additions (so long as it would otherwise qualify as “property additions” as described below) and be available as a basis for the issuance of mortgage securities. See “—Issuance of Additional Mortgage Securities.”

As discussed above, the Mortgage Indenture subjects after-acquired property used or to be used in the electric utility business to its lien. These provisions are limited in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the mortgaged property as, or substantially as, an entirety. In the event of consolidation or merger or the transfer of the mortgaged property as or substantially as an entirety, the Mortgage Indenture will not be required to be a lien upon any of the properties then owned or subsequently acquired by the successor corporation except properties acquired from us in or as a result of the transaction and improvements, extensions and additions to the properties and renewals, replacements and substitutions of or for any part or parts of the properties. (See Article 13 of the Mortgage Indenture and “—Consolidation, Merger, Etc.” below) In addition, after-acquired property may be subject to liens existing or placed on the after-acquired property at the time of acquisition of the property, including, but not limited to, purchase money liens and the lien of any Class A Mortgage.

The Mortgage Indenture trustee has a lien, prior to the lien on behalf of the holders of mortgage securities, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (See Section 1107 of the Mortgage Indenture)

Issuance of Additional Mortgage Securities

General. Except as described below, the aggregate principal amount of mortgage securities that we can issue under the Mortgage Indenture is unlimited. (See Section 301 of the Mortgage Indenture) We can issue mortgage securities of any series from time to time on the basis, and in an aggregate principal amount not exceeding the sum, of:

•

70% of the cost or fair value to us (whichever is less) of property additions that do not constitute funded property after specified deductions and additions, primarily including adjustments to offset property retirements. Property additions generally include any property that we own and is subject to the lien of the Mortgage Indenture except goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 104 of the Mortgage Indenture) Funded property is generally property additions that have been:

•	made the basis of the authentication and delivery of mortgage securities, the release of mortgaged property or cash withdrawals;

•	substituted for retired property; or

•

used as the basis of a credit against, or otherwise in satisfaction of, any sinking, improvement, maintenance, replacement or similar fund, provided that mortgage securities of the series or tranche to which the fund relates remain outstanding;

•

the aggregate principal amount of retired mortgage securities (which consist of mortgage securities no longer outstanding under the Mortgage Indenture that have not been used for specified other purposes under the Mortgage Indenture and that have not been paid, redeemed or otherwise retired by the application of funded cash), but if Class A Bonds had been made the basis for the authentication and delivery of the retired mortgage securities, only if the retired mortgage securities became retired securities after the discharge of the related Class A Mortgage;

•	an amount of cash deposited with the Mortgage Indenture trustee; and

•	the aggregate principal amount of any Class A Bonds issued and delivered to the Mortgage Indenture trustee.

(See Article Four of the Mortgage Indenture)

As of December 31, 2020, the approximate amount of property additions and the amount of retired bonds available for use as the basis for the issuance of mortgage securities were $8.0 billion and $412.8 million, respectively.

Net Earnings Test. In general, we cannot issue any mortgage securities unless at that time our adjusted net earnings for 12 consecutive months within the preceding 18 months is at least twice the annual interest requirements on the sum of:

•	all mortgage securities at the time outstanding;

•	new mortgage securities then being applied for;

•	all outstanding Class A Bonds other than Class A Bonds held by the Mortgage Indenture trustee under the Mortgage Indenture; and

•	all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the Mortgage Indenture.

For purposes of calculating our interest requirements, any variable rate debt will be computed based on the rates in effect at the time we make the interest requirements calculation.

Adjusted net earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest and amortization of debt discount and expense; any non-recurring charge to income or retained earnings; and any refund of revenues that we previously collected or accrued subject to possible refund. In addition, profits or losses from the sale or other disposition of property, or non-recurring items of revenue, income or expense, are not included for purposes of calculating adjusted net earnings. (See Sections 103 and 401 of the Mortgage Indenture)

We do not have to satisfy the net earnings requirement if the additional mortgage securities to be issued will not have a stated interest rate prior to maturity. In addition, we are not required to satisfy the net earnings requirement prior to the issuance of mortgage securities:

•	issued on the basis of the delivery of Class A Bonds if the Class A Bonds have been authenticated and delivered under the related Class A Mortgage on the basis of retired Class A Bonds; or

•	issued on the basis of retired mortgage securities as described above.

For mortgage securities of a series subject to a periodic offering (such as a medium-term note program), the Mortgage Indenture trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the mortgage securities of the series. (See Article Four of the Mortgage Indenture)

At December 31, 2020, our adjusted net earnings would be 7.0 times the annual interest requirements on our mortgage securities.

Class A Bonds. To the extent that we issue the first mortgage bonds on the basis of Class A Bonds, the Mortgage Indenture trustee will own and hold these Class A Bonds, subject to the provisions of the Mortgage Indenture, for the benefit of the holders of all mortgage securities outstanding from time to time, and we will have no interest in the Class A Bonds. Class A Bonds issued as the basis of authentication and delivery of a series of mortgage securities:

•	will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as the mortgage securities of that series; and

•

will contain, in addition to any mandatory redemption provisions applicable to all Class A Bonds outstanding under the related Class A Mortgage, mandatory redemption provisions correlative to provisions for mandatory redemption of the mortgage securities (pursuant to a sinking fund or otherwise) of that series, or for redemption at the option of the holder of the mortgage securities of that series.

Class A Bonds issued as the basis for the authentication and delivery of mortgage securities are not required to bear interest. To the extent that any such Class A Bonds do not bear interest, holders of mortgage securities will not have the benefit of the lien of the Class A Mortgage in respect of an amount equal to accrued interest, if any, on the first mortgage bonds; however, those holders will have the benefit of the lien of the Mortgage Indenture in respect of that amount.

The Mortgage Indenture trustee will apply any of our payments of principal, premium or interest on the Class A Bonds held by the Mortgage Indenture trustee to the payment of any principal, premium or interest, as the case may be, in respect of the mortgage securities that is then due. Our obligation under the Mortgage Indenture to make the payment in respect of the mortgage securities will at that time be deemed satisfied and discharged. If, at the time of any payment of principal of Class A Bonds, no principal is then due in respect of the mortgage securities, the payment in respect of the Class A Bonds will be deemed to constitute funded cash and will be held by the Mortgage Indenture trustee as part of the mortgaged property, to be withdrawn, used or applied as provided in the Mortgage Indenture. Any payment by us of principal, premium or interest on the mortgage securities authenticated and delivered on the basis of the issuance and delivery to the Mortgage Indenture trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of the Class A Bonds) will be deemed to satisfy and discharge our obligation to make a payment of principal, premium or interest, in respect of the Class A Bonds that is then due. (See Section 702 of the Mortgage Indenture)

The Mortgage Indenture trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Mortgage Indenture. (See Section 704 of the Mortgage Indenture) At the time any mortgage securities of any series or tranche that have been authenticated and delivered upon the basis of the issuance and delivery to the Mortgage Indenture trustee of Class A Bonds cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of the Class A Bonds), the Mortgage Indenture trustee will surrender to us an equal principal amount of those Class A Bonds. (See Section 703 of the Mortgage Indenture)

Under the terms of the Mortgage Indenture, if a corporation that was a mortgagor under a mortgage has merged into or consolidated with us, or has conveyed or otherwise transferred property to us subject to the lien of such a mortgage and we have assumed all the obligations of the mortgagor under such existing mortgage, and in either case such existing mortgage constitutes a lien on properties of such other corporation or on the transferred properties, as the case may be, prior to the lien of the Mortgage Indenture, we may designate the existing mortgage as a Class A Mortgage. Bonds subsequently issued under an additional mortgage would be Class A Bonds and could provide the basis for the authentication and delivery of mortgage securities. (See Section 706 of the Mortgage Indenture) When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds held by the Mortgage Indenture trustee, then, at our request and subject to satisfaction of specified conditions, the Mortgage Indenture trustee will surrender the Class A Bonds for cancellation and the related Class A Mortgage will be satisfied and discharged, the lien of the Class A Mortgage on our property will cease to exist and the priority of the lien of the Mortgage Indenture will be increased accordingly. (See Section 707 of the Mortgage Indenture)

The Mortgage Indenture contains no restrictions on the issuance of Class A Bonds in addition to Class A Bonds issued to the Mortgage Indenture trustee as the basis for the authentication and delivery of the mortgage securities.

Release of Property

Unless an event of default under the Mortgage Indenture has occurred and is continuing, we may obtain the release from the lien of the Mortgage Indenture of any funded property, except for cash held by the Mortgage Indenture trustee, by delivering to the Mortgage Indenture trustee cash equal to the cost of the property to be released (or, if less, the fair value to us of the property at the time it became funded property) less the aggregate of:

•	the aggregate principal amount of obligations delivered to the Mortgage Indenture trustee that are secured by purchase money liens upon the property to be released;

•

the cost or fair value to us (whichever is less) of certified property additions not constituting funded property after specified deductions and additions, primarily including adjustments to offset property retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release);

•

an amount equal to 10/7ths of the principal amount of mortgage securities we would be entitled to issue on the basis of retired securities (with our right to issue a corresponding principal amount of mortgage securities being waived);

•

an amount equal to 10/7ths of the principal amount of outstanding mortgage securities delivered to the Mortgage Indenture trustee (with the mortgage securities to be cancelled by the Mortgage Indenture trustee);

•

an amount of cash and/or the aggregate principal amount of obligations secured by purchase money liens upon the property to be released, which in either case is evidenced to the Mortgage Indenture trustee by a certificate of the trustee or other holder of a lien prior to the lien of the Mortgage Indenture to have been received by the trustee or other holder in consideration for the release of the property or any part of the property from the lien, subject in either case to specified limitations on the aggregate credit which may be used; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

Property that is not funded property may generally be released from the lien of the Mortgage Indenture without depositing any cash or property with the Mortgage Indenture trustee as long as:

•

the aggregate amount of cost or fair value to us (whichever is less) of all property additions that do not constitute funded property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is greater than zero; or

•

the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release.

The Mortgage Indenture provides simplified procedures for the release of property that has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain. Also, under the Mortgage Indenture, we can dispose of obsolete property and grant or surrender specified rights without any release or consent by the Mortgage Indenture trustee.

If we continue to own any property released from the lien of the Mortgage Indenture, the Mortgage Indenture will not become a lien on any improvement, extension, renewal, replacement or substitution of or for any part or parts of such property. (See Article Eight of the Mortgage Indenture)

Withdrawal of Cash

Unless an event of default under the Mortgage Indenture has occurred and is continuing and subject to specified limitations, cash held by the Mortgage Indenture trustee may:

•	be withdrawn by us:

•

to the extent of the cost or fair value to us (whichever is less) of property additions not constituting funded property, after specified deductions and additions, primarily including adjustments to offset retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release);

•

in an amount equal to 10/7ths of the aggregate principal amount of mortgage securities that we would be entitled to issue on the basis of retired securities (with the entitlement to the issuance being waived); or

•	in an amount equal to 10/7ths of the aggregate principal amount of any outstanding mortgage securities delivered to the Mortgage Indenture trustee; or

•	upon our request, be applied to:

•	the purchase of mortgage securities (at prices not exceeding 10/7ths of the principal amount of the purchased mortgage securities); or

•

the payment at stated maturity of any mortgage securities (or provision for the satisfaction and discharge of any mortgage securities) or the redemption (or similar provision for redemption) of any mortgage securities that are redeemable (with any mortgage securities received by the Mortgage Indenture trustee pursuant to these provisions being canceled by the Mortgage Indenture trustee); (see Section 806 of the Mortgage Indenture)

provided, however, that we may withdraw cash deposited with the Mortgage Indenture trustee as the basis for the authentication and delivery of mortgage securities, as well as cash representing a payment of principal of Class A Bonds, only in an amount equal to the aggregate principal amount of mortgage securities we would be entitled to issue on any basis (with the entitlement to the issuance being waived by operation of the withdrawal), or we may, at our request, apply this cash to the purchase, redemption or payment of mortgage securities at prices not exceeding, in the aggregate, the principal amount of the mortgage securities. (See Sections 405 and 702 of the Mortgage Indenture)

Consolidation, Merger, Etc.

We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the mortgaged property as or substantially as an entirety to any person unless:

•

the transaction is on terms that will fully preserve in all material respects the lien and security of the Mortgage Indenture and the rights and powers of the Mortgage Indenture trustee and the holders of the mortgage securities;

•

the corporation formed by any consolidation or into which we are merged or the person that acquires by conveyance or other transfer, or that leases, the mortgaged property as, or substantially as, an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia, and that corporation assumes our obligations under the Mortgage Indenture; and

•	in the case of a lease, the lease is made expressly subject to termination by us or by the Mortgage Indenture trustee at any time during the continuance of an event of default.

(See Section 1301 of the Mortgage Indenture)

Modification of Mortgage Indenture

Without the consent of any holders of mortgage securities, we and the Mortgage Indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence our successor and our successor’s assumption of our covenants in the Mortgage Indenture and in the mortgage securities;

•

to add one or more of our covenants or other provisions for the benefit of all holders of mortgage securities or for the benefit of the holders of the mortgage securities of one or more specified series, or to surrender any right or power conferred upon us by the Mortgage Indenture;

•

to correct or amplify the description of any property at any time subject to the lien of the Mortgage Indenture; to better assure, convey and confirm to the Mortgage Indenture trustee any property subject or required to be subjected to the lien of the Mortgage Indenture; or to subject to the lien of the Mortgage Indenture additional property (including property of others), to specify any additional permitted liens with respect to the additional property and to modify the provisions in the Mortgage Indenture for dispositions of specified types of property without release in order to specify any additional items with respect to the additional property;

•

to change or eliminate any provision of the Mortgage Indenture or to add any new provision to the Mortgage Indenture, provided that if the change, elimination or addition adversely affects the interests of the holders of the mortgage securities of any series or tranche in any material respect, the change, elimination or addition will become effective with respect to the series or tranche only when no mortgage security of that series or tranche remains outstanding under the Mortgage Indenture;

•	to establish the form or terms of the mortgage securities of any series or tranche as permitted by the Mortgage Indenture;

•

to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, on the bearer securities and for the procedures for the registration, exchange and replacement of bearer securities and for the giving of notice to, and the solicitation of the vote or consent of, the holders, and for any and all other incidental matters;

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee;

•	to establish procedures necessary to permit us to use a non-certificated system of registration for all, or any series or tranche of, the mortgage securities;

•	to change any place or places for payment, registration of transfer or exchange or where notices may be given; or

•

to cure any ambiguity, to correct or supplement any provision in the Mortgage Indenture that may be defective or inconsistent with any other provision in the Mortgage Indenture or to make any other changes to the provisions of the Mortgage Indenture or to add other provisions with respect to matters and questions arising under the Mortgage Indenture, so long as the other changes or additions do not adversely affect the interests of the holders of mortgage securities of any series or tranche in any material respect.

(See Section 1401 of the Mortgage Indenture)

In addition, if the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is amended after the date of the original Mortgage Indenture in such a way as to require changes to the Mortgage Indenture or the incorporation into the Mortgage Indenture of additional provisions or so as to permit changes to, or the elimination of, provisions that, at the date of the original Mortgage Indenture or at any subsequent time, were required by the Trust Indenture Act to be contained in the Mortgage Indenture, the Mortgage Indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and we and the Mortgage Indenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. (See Section 1401 of the Mortgage Indenture)

Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the mortgage securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Mortgage Indenture pursuant to one or more supplemental indentures. However, if less than all of the series of the mortgage securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding mortgage securities of all of these series that are directly affected, considered as one class, will be required. If the mortgage securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of the tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding mortgage securities of all of these tranches that are directly affected, considered as one class, will be required. Notwithstanding the above, no such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any mortgage security, or reduce the principal amount of any mortgage security or the rate of interest on any mortgage security (or the amount of any installment of interest on any mortgage security), or change the method of calculating the rate, or reduce any premium payable upon the redemption of any mortgage security, or reduce the amount of the principal of any discount security that would be due and payable upon a declaration of acceleration of maturity, or change the coin or currency (or other property) in which any mortgage security or any premium or the interest on any mortgage security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any mortgage security (or, in the case of redemption, on or after the date fixed for redemption) without, in any such case, the consent of the holder of such mortgage security;

•

permit the creation of any lien not otherwise permitted by the Mortgage Indenture ranking prior to the lien of the Mortgage Indenture with respect to all or substantially all of the mortgaged property or terminate the lien of the Mortgage Indenture on all or substantially all of the mortgaged property, or deprive the holders of the benefit of the lien of the Mortgage Indenture, without, in any such case, the consent of the holders of all mortgage securities then outstanding;

•

reduce the percentage of the principal amount of the outstanding mortgage securities of any series, or any tranche, needed to consent to any supplemental indenture, any waiver of compliance with any provision of the Mortgage Indenture or of any default under the Mortgage Indenture and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding mortgage security of the series or tranche; or

•

modify specified provisions of the Mortgage Indenture relating to supplemental indentures, waivers of specified covenants and waivers of past defaults with respect to the mortgage securities of any series, or any tranche of the mortgage securities, without the consent of the holder of each outstanding mortgage security of the series or tranche.

A supplemental indenture that changes or eliminates any covenant or other provision of the Mortgage Indenture that has expressly been included solely for the benefit of the holders of, or that is to remain in effect only so long as there will be outstanding mortgage securities of one or more specified series, or one or more tranches of the outstanding mortgage securities, or modifies the rights of the holders of mortgage securities of the series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Mortgage Indenture of the holders of the mortgage securities of any other series or tranche. (See Section 1402 of the Mortgage Indenture)

Voting of Class A Bonds

The Mortgage Indenture trustee will, as holder of any Class A Bonds issued as the basis for the issuance of the mortgage securities, attend the meetings of bondholders under the related Class A Mortgage, or deliver its proxy in connection with the meetings, for matters for which it is entitled to vote or consent. So long as no event of default as defined in the Mortgage Indenture has occurred and is continuing, the Mortgage Indenture trustee will, as holder of the Class A Bonds with respect to any amendments or modifications to any Class A Mortgage, vote all Class A Bonds outstanding under the Class A Mortgage then held by it, or consent with respect to the amendments or modifications, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under the Class A Mortgage the holders of which are eligible to vote or consent, except that the Mortgage Indenture trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage that, if it were an amendment or modification of the Mortgage Indenture, would require the consent of holders of the mortgage securities as described under the caption “—Modification of the Mortgage Indenture,” without the prior consent of holders of mortgage securities that would be required for the amendment or modification of the Mortgage Indenture. (See Section 705 of the Mortgage Indenture)

Waiver

The holders of at least a majority in aggregate principal amount of all mortgage securities of all affected series or tranches, considered as one class, may waive our obligations to comply with specified covenants, including the covenants to maintain our corporate existence and properties, pay taxes and discharge liens, maintain insurance and make the recordings and filings as are necessary to protect the security of the holders and the rights of the Mortgage Indenture trustee and the covenant described above with respect to merger, consolidation or the transfer or lease of the mortgaged property as, or substantially as, an entirety, provided that the waiver occurs before the time that compliance is required. (See Section 609 of the Mortgage Indenture)

Events of Default

Each of the following events will be an event of default under the Mortgage Indenture:

•	our failure to pay interest on any mortgage security within 60 days after the same becomes due;

•	our failure to pay principal of or premium, if any, on any mortgage security within 3 business days after maturity;

•

our failure to perform, or our breach of, any covenant or warranty contained in the Mortgage Indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this caption) for a period of 90 days after we have received a written notice from the Mortgage Indenture trustee or the holders of at least 33% in principal amount of outstanding mortgage securities, or unless the Mortgage Indenture trustee, or the Mortgage Indenture trustee and the holders of a principal amount of mortgage securities not less than the principal amount of mortgage securities the holders of that gave the notice, as the case may be, agree in writing to an extension of the period prior to its expiration. The Mortgage Indenture trustee, or the Mortgage Indenture trustee and the holders, as the case may be, will be deemed to have agreed to an extension of the period if we have initiated corrective action within the period and we are diligently pursuing such corrective action;

•	specified events relating to reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property; and

•

the occurrence of a matured event of default under any Class A Mortgage (other than any such matured event of default that is of similar kind or character to the event of default described in the third bullet above and that has not resulted in the acceleration of the Class A Bonds outstanding under the Class A Mortgage); provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences of a matured event of default will constitute a waiver of the corresponding event of default under the Mortgage Indenture and a rescission and annulment of the consequences of a matured event of default.

(See Section 1001 of the Mortgage Indenture)

Remedies

Acceleration of Maturity. If an event of default under the Mortgage Indenture occurs and is continuing, then the Mortgage Indenture trustee or the holders of not less than 33% in principal amount of mortgage securities then outstanding may declare the principal amount (or if the mortgage securities are discount securities, the portion of the principal amount of the discount securities as may be provided for pursuant to the terms of the Mortgage Indenture) of all of the mortgage securities then outstanding, together with premium, if any, and accrued interest, if any, on the mortgage securities to be immediately due and payable. At any time after the declaration of acceleration of the mortgage securities then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money has been obtained by the Mortgage Indenture trustee, the event or events of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Mortgage Indenture trustee a sum sufficient to pay:

•	all overdue interest, if any, on all mortgage securities then outstanding;

•

the principal of and premium, if any, on any mortgage securities then outstanding that have become due otherwise than by the declaration of acceleration and interest on such amounts at the rate or rates prescribed in the mortgage securities; and

•	all amounts due to the Mortgage Indenture trustee; and

•

any other event or events of default under the Mortgage Indenture, other than the non-payment of the principal of the mortgage securities that has become due solely by the declaration of acceleration, has been cured or waived in accordance with the provisions of the Mortgage Indenture.

(See Sections 1002 and 1017 of the Mortgage Indenture)

Possession of Mortgaged Property. Under certain circumstances and to the extent permitted by law, if an event of default occurs and is continuing, the Mortgage Indenture trustee may take possession of, and hold, operate and manage, the mortgaged property or, with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the Mortgage Indenture trustee or pursuant to judicial proceedings, the principal of the outstanding mortgage securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 1003, 1004 and 1005 of the Mortgage Indenture)

Right to Direct Proceedings. If an event of default under the Mortgage Indenture occurs and is continuing, the holders of a majority in principal amount of the mortgage securities then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Indenture trustee or exercising any trust or power conferred on the Mortgage Indenture trustee, provided that (1) the direction does not conflict with any rule of law or with the Mortgage Indenture, and could not involve the Mortgage Indenture trustee in personal liability in circumstances where indemnity would not, in the Mortgage Indenture trustee’s sole discretion, be adequate and (2) the Mortgage Indenture trustee may take any other action deemed proper by the Mortgage Indenture trustee that is not inconsistent with the direction. (See Section 1016 of the Mortgage Indenture)

Limitation on Right to Institute Proceedings. No holder of any mortgage security may institute any proceeding, judicial or otherwise, with respect to the Mortgage Indenture or for the appointment of a receiver or for any other remedy under the Mortgage Indenture unless:

•	the holder has previously given to the Mortgage Indenture trustee written notice of a continuing event of default;

•

the holders of not less than a majority in aggregate principal amount of the mortgage securities then outstanding have made written request to the Mortgage Indenture trustee to institute proceedings in respect of the event of default and have offered the Mortgage Indenture trustee reasonable indemnity against costs and liabilities to be incurred in complying with the request; and

•

for 60 days after receipt of the notice, the Mortgage Indenture trustee has failed to institute any such proceeding and no direction inconsistent with the request has been given to the Mortgage Indenture trustee during the 60-day period by the holders of a majority in aggregate principal amount of the mortgage securities then outstanding.

Furthermore, no holder may institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 1011 of the Mortgage Indenture)

No Impairment of Right to Receive Payment. Notwithstanding that the right of a holder to institute a proceeding with respect to the Mortgage Indenture is subject to specified conditions precedent, each holder of a mortgage security has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the mortgage security when due and to institute suit for the enforcement of any such payment, and the rights may not be impaired without the consent of the holder. (See Section 1012 of the Mortgage Indenture)

Notice of Default. The Mortgage Indenture trustee must give the holders notice of any default under the Mortgage Indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived, except that the Mortgage Indenture trustee does not have to give notice of a default of the character described in the third bullet under the caption “—Events of Default” until at least 75 days after the occurrence of such an event. For purposes of the preceding sentence, the term “default” means any event that is, or after notice or lapse of time, or both, would become, an event of default. (See Section 1102 of the Mortgage Indenture) The Trust Indenture Act currently permits the Mortgage Indenture trustee to withhold notices of default (except for specified payment defaults) if the Mortgage Indenture trustee in good faith determines the withholding of the notice to be in the interests of the holders.

Indemnification of Trustee. Before taking specified actions to enforce the lien of the Mortgage Indenture and institute proceedings on the mortgage securities, the Mortgage Indenture trustee may require adequate indemnity from the holders of the mortgage securities against costs, expenses and liabilities to be incurred in connection with the enforcement of the lien. (See Sections 1011 and 1101 of the Mortgage Indenture)

Additional Remedies. In addition to every other right and remedy provided in the Mortgage Indenture, the Mortgage Indenture trustee may exercise any right or remedy available to the Mortgage Indenture trustee in its capacity as owner and holder of any Class A Bonds that arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an event of default under the Mortgage Indenture has occurred and is continuing. (See Section 1020 of the Mortgage Indenture)

Remedies Limited by State Law. The laws of the state or states in which the mortgaged property is located may limit or deny the ability of the Mortgage Indenture trustee or security holders to enforce certain rights and remedies provided in the Mortgage Indenture in accordance with its terms. (See Section 1014 of the Mortgage Indenture)

Defeasance

Any mortgage security or securities, or any portion of the principal amount of the mortgage security or securities, will be deemed to have been paid for purposes of the Mortgage Indenture, and, at our election, our entire indebtedness in respect of the Mortgage Indenture will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Mortgage Indenture trustee or any paying agent (other than us), in trust:

•	money (including funded cash not otherwise applied pursuant to the Mortgage Indenture);

•

in the case of a deposit made prior to the maturity of the applicable mortgage securities, eligible obligations (generally direct or indirect obligations of the U.S. government), which do not contain provisions permitting the redemption or other prepayment at the option of the issuer, the principal of and the interest on which when due, without any regard to reinvestment of the eligible obligations, will provide moneys that, together with the money, if any, deposited with or held by the Mortgage Indenture trustee or the paying agent; or

•	a combination of the first two bullets,

which will be sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the mortgage security or securities or portions of the mortgage security or securities. (See Section 901 of the Mortgage Indenture)

Under current U.S. federal income tax law, a defeasance described in the preceding paragraph would be treated as a taxable exchange of the mortgage securities defeased for a series of non-recourse debt instruments secured by the assets in the defeasance trust. As a consequence, a holder might recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the mortgage securities and the value of the new debt instruments deemed to have been received in exchange. Holders should consult their own tax advisors as to the specific consequences to them of defeasance under the Mortgage Indenture.

Resignation or Removal of the Mortgage Indenture Trustee

The Mortgage Indenture trustee may resign at any time by giving written notice of resignation to us. The Mortgage Indenture trustee may be removed at any time by act of the holders of a majority in principal amount of mortgage securities then outstanding delivered to the Mortgage Indenture trustee and us. No resignation or removal of the Mortgage Indenture trustee and no appointment of a successor Mortgage Indenture trustee will become effective until a successor Mortgage Indenture trustee has accepted its appointment in accordance with the requirements of the Mortgage Indenture. So long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing, if we have delivered to the

Mortgage Indenture trustee a resolution of our Board of Directors appointing a successor Mortgage Indenture trustee and the successor has accepted the appointment in accordance with the terms of the Mortgage Indenture, the Mortgage Indenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Mortgage Indenture trustee in accordance with the Mortgage Indenture. (See Section 1110)

Evidence to be Furnished to the Mortgage Indenture Trustee

When we are required to document our compliance with Mortgage Indenture provisions, we will provide the Mortgage Indenture trustee with written statements of our officers or other persons that we select or pay. In some cases, we will be required to furnish opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent). In addition, the Mortgage Indenture requires that we give the Mortgage Indenture trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the Mortgage Indenture.

Concerning the Mortgage Indenture Trustee

U.S. Bank National Association is the Mortgage Indenture trustee. We and our affiliates conduct banking transactions with affiliates of the Mortgage Indenture trustee in the normal course of our business and may use the Mortgage Indenture trustee or its affiliates as trustee for various debt issues.

Governing Law

The Mortgage Indenture is governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act is applicable and except to the extent the law of any jurisdiction where property subject to the Mortgage Indenture is located mandatorily governs the perfection, priority or enforcement of the lien of the Mortgage Indenture with respect to that property.

DESCRIPTION OF THE SENIOR UNSECURED DEBT SECURITIES

The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the senior unsecured debt securities (“debt securities” or “senior debt securities”) will be issued. These summaries are not complete. The indenture and the form of supplemental indenture, including the form of senior debt security, applicable to the senior debt securities have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the following summary have the meaning specified in the indenture unless otherwise defined below.

We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

The senior debt securities will be represented either by global securities registered in the name of DTC, as the Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption “Book-Entry System” in this prospectus.

General

We may issue senior debt securities from time to time in one or more series under an Indenture, dated as of July 1, 1999, as previously supplemented and to be supplemented by one or more supplemental indentures relating to the senior debt securities being offered by this prospectus, all from us to The Bank of New York Mellon Trust Company, N.A., as trustee, which we collectively refer to as the Indenture. The Indenture does not contain any debt covenants or provisions that would afford holders of the senior debt securities protection in the event of a highly leveraged transaction.

The senior debt securities will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of senior debt securities that we may issue under the Indenture and does not limit the incurrence or issuance of other secured or unsecured debt by us. (See Section 301 of the Indenture) As of December 31, 2020, there were no senior debt securities outstanding under the Indenture. As of December 31, 2020, there was approximately $5.8 billion aggregate principal amount of our first mortgage bonds outstanding under our Mortgage Indenture. The Mortgage Indenture constitutes, subject to specified exceptions, a first mortgage lien on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy (See “Description of the First Mortgage Bonds”).

The senior debt securities will rank as equal in right of payment to our other unsecured indebtedness, except for any indebtedness that, by its terms, is subordinate to the senior debt securities.

When we offer to sell a particular series of senior debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	whether any of the senior debt securities of that series will be issued in global form and, if so, the identity of the depository and the specific terms of the depository arrangements;

•	the date or dates on which the principal is payable;

•	the rate or rates at which the senior debt securities of that series will bear interest or the method of determining the rate or rates;

•	the date or dates from which interest will accrue;

•	the dates on which the interest will be payable and the regular record dates for the interest payment dates;

•	the place or places where the principal of, premium, if any, and interest will be payable;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	the denominations in which the senior debt securities will be issuable, if other than denominations of $1,000 and multiples of $1,000 in excess thereof;

•	additional events of default if other than those set forth in the Indenture;

•

whether the provisions of the Indenture relating to defeasance and covenant defeasance will be applicable to the senior debt securities of that series, provided that the provisions will apply unless the covenants are expressly stated to be inapplicable to the senior debt securities of that series; and

•	any other terms of the senior debt securities of that series.

(See Section 301 of the Indenture)

Unless the prospectus supplement that describes a particular series of senior debt securities provides otherwise, we may from time to time, without the consent of the holders of that series of senior debt securities, reopen that series of senior debt securities and issue additional senior debt securities with the same terms (including maturity and interest payment terms) as that series of senior debt securities.

Periodic Offering

We may offer senior debt securities of any series in a periodic offering in which any or all of the specific terms of each security of the series may vary from other securities of that series, including with respect to rate or rates of interest on the securities, if any, the stated maturity of each security, the redemption provisions, if any, and such other terms as may be permitted by the Indenture and determined by us from time to time as provided in the Indenture and described in the applicable prospectus supplement.

Discount Security

A senior debt security may provide that an amount less than the principal amount of the senior debt security would be due and payable if it were to be accelerated because of an event of default. Senior debt securities containing such a provision would be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations relating to those securities will be described in the applicable prospectus supplement.

Payment of Senior Debt Securities; Transfers; Exchanges

Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, we will pay interest, if any, on each senior debt security payable on each interest payment date to the person in whose name the senior debt security is registered as of the close of business on the regular record date relating to that interest payment date. We will pay interest payable at maturity to the person to whom principal is paid at maturity. If there has been a default in the payment of interest on any senior debt security, the defaulted interest may be paid to the holder of the senior debt security as of the close of business on a date selected by the senior debt security trustee. The date selected must not be more than 15 days and not less than 10 days prior to the date we propose for payment of the defaulted interest. Defaulted interest may also be paid in any other lawful manner permitted by requirements of any securities exchange on which the senior debt security may be listed, if the Indenture trustee deems the manner of payment practicable. (See Section 307 of the Indenture)

Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, the principal of and premium, if any, and interest at maturity will be payable upon presentation of the senior debt securities at the corporate trust office of The Bank of New York Mellon Trust Company, N.A., as our Paying Agent. We may change the place of payment. We may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. (See Section 1002 of the Indenture)

Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, the transfer of senior debt securities may be registered, and senior debt securities may be exchanged for other senior debt securities of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York Mellon Trust Company, N.A., as security registrar. We may change the place for registration of transfer and exchange of senior debt securities, and we may designate one or more additional places for the registration of transfer and exchange of senior debt securities, all at our discretion. (See Sections 305 and 1002 of the Indenture)

Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, no fee for service will be charged for any transfer or exchange of the senior debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of transfer or exchange of the senior debt securities. We are not required to execute or to provide for the registration of transfer or exchange of (1) any senior debt security during a period of 15 days prior to giving any notice of redemption or (2) any senior debt security selected for redemption in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part. (See Section 305 of the Indenture)

Redemption

The prospectus supplement that describes a series of senior debt securities will set forth any terms for the optional or mandatory redemption of that particular series. Unless the prospectus supplement says that senior debt securities are redeemable at the option of a holder, senior debt securities that are redeemable will be redeemable only at our option upon notice by mail at least 30 days prior to the date fixed for redemption. If fewer than all the senior debt securities of a series are to be redeemed, the particular senior debt securities to be redeemed will be selected by the trustee by the method provided for that series or, if no method is provided, substantially pro rata, by lot or by any other method as the trustee considers fair and appropriate and which complies with the requirement of the principal national securities exchange, if any, on which the senior debt securities are listed. If senior debt securities of a series or tranche have different terms and different maturities, we may select the particular senior debt securities to be redeemed. (See Sections 1103 and 1104 of the Indenture)

If redemption is at our option, the notice of redemption may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to redeem all of the senior debt securities called for redemption, including accrued interest, if any. If no money has been received, the notice will not be effective and we will not be required to redeem the senior debt securities. (See Section 1104 of the Indenture)

Consolidation, Merger or Sale

The Indenture provides that we will not consolidate with or merge with or into any other corporation, whether or not we are the surviving corporation, or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless:

•

either we are the continuing person or the person, if other than us, formed by the consolidation or with which or into which we are merged or the person, or group of affiliated persons, to which all or substantially all of our properties and assets as an entirety or substantially as an entirety are sold, assigned, transferred or leased is a corporation, or constitute corporations, organized under the laws of the United States or any State of the United States or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Indenture trustee in a form satisfactory to the Indenture trustee, all of our obligations under the senior debt securities issued under the Indenture and all of our obligations under the Indenture;

•	immediately before and after giving effect to the transaction or series of transactions, no event of default, and no default, has occurred and is continuing; and

•	we deliver to the Indenture trustee an officer’s certificate and an opinion of counsel stating that the consolidation, merger or transfer and the supplemental indenture comply with the Indenture.

(See Article Eight of the Indenture)

Events of Default

The following are events of default under the Indenture with respect to senior debt securities of any series issued under the Indenture:

•	our failure to pay interest on any senior debt security of that series when due and the failure continues for 30 days and the time for payment has not been extended or deferred;

•

our failure to pay the principal of, or premium, if any, on, any senior debt security of that series when due and payable at maturity, and upon redemption but excluding any failure by us to deposit money in connection with any redemption at our option, and the time for payment has not been extended or deferred;

•

our failure to observe or perform any other covenant, warranty or agreement contained in the senior debt securities of that series or in the Indenture, other than a covenant, agreement or warranty included in the Indenture solely for the benefit of senior debt securities other than that series, and the failure continues for 60 days after we have received written notice from the Indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series;

•	specified events of bankruptcy, insolvency or reorganization relating to us;

•

our failure to pay any installment of interest when due on any other series of senior debt securities issued pursuant to the Indenture and the failure continues for 30 days, or our failure to pay the principal of, or premium, if any, on any such other series of senior debt securities when due and payable at maturity, including upon redemption but excluding any failure by us to deposit money in connection with any redemption at our option, and the time for payment of that interest or principal (or premium, if any) has not been extended or deferred; and

•	any other event of default with respect to senior debt securities of that series specified in the applicable prospectus supplement.

(See Section 501 of the Indenture)

Remedies

Acceleration of Maturity. If an event of default with respect to senior debt securities of any series, other than due to events of bankruptcy, insolvency or reorganization, occurs and is continuing, the Indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing to us, and to the Indenture trustee if given by the holders of at least 25% in aggregate principal amount of the senior debt securities of that series, may declare the unpaid principal of and accrued interest to the date of acceleration, or, if the senior debt securities are original issue discount securities, the portion of that principal as may be specified in the terms of the Indenture, on all the outstanding senior debt securities of that series to be due and payable immediately and, upon any such declaration, the senior debt securities of that series, or specified principal amount, will become immediately due and payable. (See Section 502 of the Indenture)

If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding senior debt securities of all series will become immediately due and payable without any declaration or other act on the part of the Indenture trustee or any holder of any senior debt security. (See Section 502 of the Indenture)

The holders of a majority of the principal amount of the outstanding senior debt securities of that series, upon the conditions provided in the Indenture, may rescind an acceleration and its consequences. (See Section 502 of the Indenture)

Right to Direct Proceedings. The holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture trustee, or exercising any trust or power conferred on the Indenture trustee, with respect to the senior debt securities of that series; provided that (1) the direction is not in conflict with any law or the Indenture; (2) the Indenture trustee may take any other action deemed proper by the Indenture trustee that is not inconsistent with the direction; and (3) subject to its duties under the Trust Indenture Act, the Indenture trustee need not take any action that might involve the Indenture trustee in personal liability or might be unduly prejudicial to the holders not joining in the action. (See Section 512 of the Indenture)

Limitation on Rights to Institute Proceedings. No holder of the senior debt securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Indenture trustee written notice of a continuing event of default with respect to the senior debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have made written request to the Indenture trustee, and the holder or holders have offered to the Indenture trustee reasonable indemnity, to institute the proceeding as trustee; and

•

the Indenture trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series a direction inconsistent with the request, within 60 days after the notice, request and offer.

(See Section 507 of the Indenture)

No Impairment of Right to Receive Payment. Notwithstanding any other provision of the Indenture, the holder of any senior debt security will have the absolute and unconditional right to receive payment of the principal of (and premium, if any) and interest on that senior debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (See Section 508 of the Indenture)

Notice of Default. The Indenture provides that the Indenture trustee must, within 30 days after the occurrence of any default or event of default with respect to senior debt securities of any series issued under the Indenture, give the holders of senior debt securities of that series notice of all uncured defaults or events of default known to it (the term “default” includes any event that after notice or passage of time or both would be an event of default); provided, however, that, except in the case of an event of default or a default in payment on any senior debt securities of any series, the Indenture trustee will be protected in withholding the notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Indenture trustee in good faith determine that the withholding of the notice is in the interest of the holders of senior debt securities of the affected series. (See Section 602 of the Indenture)

Indemnification of Trustee. Subject to the provisions of the Indenture relating to the duties of the Indenture trustee if an event of default occurs and is continuing, the Indenture trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Indenture trustee reasonable indemnity. (See Section 603 of the Indenture)

Waiver. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all senior debt securities of that series waive any default or event of default with respect to that series, except a default or event of default in the payment of the principal of, or premium, if any, or any interest, if any, on any senior debt securities of that series or in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding senior debt securities of that series affected. (See Section 513 of the Indenture)

Modification of Indenture

We and the Indenture trustee may modify the Indenture, without notice to or the consent of any holders of senior debt securities, with respect to specified matters, including:

•	to add one or more covenants or other provisions for the benefit of holders of senior debt securities of one or more series or to surrender any of our rights or powers under the Indenture;

•	to cure any ambiguity, defect or inconsistency or to correct or supplement any provision that may be inconsistent with any other provision of the Indenture; or

•	to make any change that does not materially adversely affect the interests of any holder of senior debt securities of any series.

If the Trust Indenture Act is amended after the date of the original Indenture in such a way as to require or permit changes to the Indenture, or the elimination of provisions that, at the date of the original Indenture or at any time subsequently were required by the Trust Indenture Act, the Indenture will be automatically amended to conform to the amendment or to make the changes or elimination. The Indenture trustee will, at our request, enter into one or more supplemental indentures with us to evidence or effect the amendment. (See Section 901 of the Indenture)

In addition, we, together with the Indenture trustee, may modify some of our rights and obligations and the rights of holders of the senior debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby.

No amendment or modification may, without the consent of each holder of any outstanding senior debt security affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any such senior debt security;

•

reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, or extend the time for payment of, any such senior debt security, or extend the time for payment of those amounts or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of the senior debt security;

•	change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on any senior debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such senior debt security;

•

reduce the percentage in principal amount of outstanding senior debt securities of any series necessary to modify or amend the Indenture, or to waive compliance with specified provisions of the Indenture or defaults or events of default under the Indenture and their consequences;

•	change the redemption provisions in a manner adverse to any such holder of senior debt securities of that series; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants except to increase the percentage of holders required to consent or waive or to provide that specified other provisions may not be modified or waived without the consent of each holder affected thereby.

(See Article Nine of the Indenture)

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or U.S. government obligations the scheduled payments of principal and interest in respect of which is sufficient to make payments of principal of (and premium, if any) and interest on the senior debt securities of a series or tranche thereof on the dates those payments are due and payable, then, at our option, either of the following will occur:

•

“covenant defeasance,” which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series or tranche of the senior debt securities, and the related events of default will no longer apply to us; or

•

“legal defeasance,” which means that we will be discharged from our payment obligations, in addition to the obligations referred to above, with respect to the senior debt securities of that series or tranche.

So long as no default or event of default with respect to the senior debt securities of any series has occurred and is continuing, we may affect either a legal defeasance or a covenant defeasance in respect of senior debt securities of that series or tranche by:

•

depositing with the Indenture trustee, under the terms of an irrevocable trust agreement, money or U.S. government obligations or a combination sufficient to pay, when due, all remaining indebtedness on the senior debt securities of that series;

•

delivering to the Indenture trustee either an opinion of counsel or a ruling directed to the Indenture trustee from the Internal Revenue Service to the effect, among other things, that the holders of the senior debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations; and

•	complying with specified other requirements set forth in the Indenture.

(See Section 1304 of the Indenture)

Evidence to be Furnished to the Indenture Trustee

The Indenture provides that we must periodically file statements with the Indenture trustee regarding our compliance with all conditions and covenants of the Indenture. (See Section 704 of the Indenture)

Concerning the Indenture Trustee

The Bank of New York Mellon Trust Company, N.A., is the Indenture Trustee. We and our affiliates conduct banking transactions with the Indenture trustee in the normal course of business.

Governing Law

The Indenture is governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles, except to the extent that the Trust Indenture Act is applicable.

BOOK-ENTRY SYSTEM

Unless otherwise specified in the applicable prospectus supplement, each series of securities offered by this prospectus will be issued as fully-registered global securities representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series of securities will be deposited with, or on behalf of, DTC or its successor, as the depository. The global securities will be registered at the request of DTC in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC.

DTC will keep an electronic record of its participants (for example, your broker) whose clients have purchased securities represented by a global security. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that DTC, its nominees and successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

We will make payments of principal, interest, if any, and premium, if any, to DTC or its nominee. We, the applicable trustee and any paying agent will treat DTC or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, neither we nor any trustee nor any paying agent will have any direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant either directly or indirectly (“indirect participant”). Direct participants and indirect participants are referred to collectively as “participants.” The DTC Rules applicable to its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“beneficial owner”), is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If a particular series of securities is redeemable at our option or at the option of the holder, redemption notices will be sent to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed. Redemption proceeds and distributions on global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. Upon DTC’s receipt of funds and corresponding detail information from us, any trustee or any paying agent, DTC’s practice is to credit direct participants’ accounts in accordance with the holdings information shown on DTC’s records on the payment date. Payments by participants to beneficial owners of securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” Payments will be the responsibility of such participant and not of DTC nor its nominee, any trustee, any paying agent or us, subject to any statutory or regulatory requirements. Payment of redemption proceeds and distributions to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of us, the applicable trustee or the applicable paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Neither DTC nor Cede & Co. or any other DTC nominee will consent or vote with respect to global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date as identified in a listing attached to the omnibus proxy.

Global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee if (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for any of the global securities or (b) at any time ceases to be a clearing agency registered under the Exchange Act, (2) an event of default occurs and is continuing with respect to the applicable series of securities or (3) we execute and deliver to the applicable trustee an order that the global securities will be so exchangeable.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the accuracy of the information or for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

Any underwriters, dealers or agents of any securities may be direct participants of DTC.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus through underwriters or dealers, through agents or directly to one or more purchasers. The terms under which the securities are offered and the method of distribution will be set forth in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The applicable prospectus supplement will also describe other terms of the offering, including the initial public offering price and any discounts or concessions allowed or reallowed to dealers.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

Under agreements into which we may enter in connection with the sale of the securities, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, legal opinions relating to the validity of the securities being offered by this prospectus and certain other matters will be rendered by Faegre Drinker Biddle & Reath LLP, Denver, Colorado, counsel for our company. Unless otherwise indicated in the applicable prospectus, certain other legal matters will be passed upon for us by Jones Day, Chicago, Illinois. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for the underwriters, dealers or agents named in a prospectus supplement by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Public Service Company of Colorado’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Public Service Company of Colorado

$        ,    % First Mortgage Bonds, Series No. 38 due

$        ,    % First Mortgage Bonds, Series No. 39 due

Prospectus Supplement

May        , 2022

Joint Book-Running Managers

CIBC Capital Markets	Goldman Sachs & Co. LLC	J.P. Morgan

Mizuho Securities	PNC Capital Markets LLC

Scotiabank

Co-Managers

Loop Capital Markets	Penserra Securities LLC